EXECUTION VERSION

EXHIBIT 10.32

LIMITED LIABILITY COMPANY AGREEMENT
OF
TUP 330 COMPANY, LLC
a Delaware limited liability company

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TABLE OF CONTENTS
Page

I.	ORGANIZATIONAL MATTERS 2

1.1	Formation of Company 2

1.2	Name 2

1.3	Purpose of the Company; Business 2

1.4	Fictitious Business Name Statements; Other Certificates 2

1.5	Principal Place of Business, Office and Agent 3

1.6	Term 3

1.7	Effective Date 3

1.8	Representations of Members 3

1.9	Independent Activities; Radius Restriction 4

II.	PERCENTAGE SHARE AND CAPITAL CONTRIBUTIONS 5

2.1	Percentage Share 5

2.2	Initial Capital Contributions 5

2.3	Additional Capital Contributions 5

2.4	Limited Liability 6

2.5	Withdrawal and Return of Capital; Interest on Capital 6

2.6	No Third Party Rights 6

2.7	Withdrawal 7

III.	DISTRIBUTIONS 7

3.1	Allocation of Distributions 7

3.2	Timing of Distribution 7

IV.	CAPITAL ACCOUNTS AND ACCOUNTING 8

4.1	Capital Accounts 8

4.2	Accounting 8

4.3	Restoration of Negative Balances 8

V.	PROFITS AND LOSSES 8

5.1	Book Income or Loss From Operations or Capital Events 8

VI.	POWERS, DUTIES AND LIMITATIONS UPON THE MEMBERS 8

6.1	Management 8

6.2	Property Management 11

6.3	Managing Member. 11

6.4	Other Activities 13

6.5	Liability of the Managing Member 13

6.6	Rights of Members 14

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6.7	Tax Matters Partner 14

6.8	Compensation and Reimbursement of the Members; Transactions with Members and Affiliates 14

6.9	Limitations on Liability; Indemnity 15

6.10	Preparation of Proposed Annual Budgets 15

6.11	Capital Plans 17

VII.	DISSOLUTION 18

7.1	Dissolution 18

7.2	Winding Up 18

7.3	Final Accounting 19

7.4	Certificate of Cancellation 19

VIII.	TRANSFERS OF INTERESTS; NEW MEMBERS 19

8.1	General 19

8.2	Permitted Transfers 20

8.3	Right of First Refusal on Hocker Interests 21

8.4	Tag Along 23

8.5	Intentionally Omitted 24

8.6	Intentionally Omitted 24

8.7	Call Option 24

8.8	Put Option 27

8.9	Forced Sale 28

8.10	Forced Sale Recipient Purchase 30

8.11	Corresponding Elections; Companion Agreements 32

8.12	Assignees 32

8.13	Substituted Members 32

8.14	Distributions in Respect of Transferred Interests 32

IX.	CONFIDENTIALITY 33

9.1	Proprietary Information 33

9.2	Members’ Covenants 33

9.3	Rights 33

X.	AMENDMENTS TO THE AGREEMENT 34

XI.	DEFINITIONS 34

XII.	MISCELLANEOUS 45

12.1	Notices 45

12.2	Waiver 45

12.3	Arbitration 45

12.4	Entire Agreement 46

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12.5	Governing Law 46

12.6	Binding Nature 46

12.7	Invalidity 46

12.8	Counterparts 46

12.9	Headings 46

12.10	Terminology 46

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LIST OF EXHIBITS
EXHIBIT A    INTENTIONALLY OMITTED
EXHIBIT B    Description of Property
EXHIBIT C    2014 Annual Budget
EXHIBIT D    Form of Tax Protection Agreement
EXHIBIT E    INTENTIONALLY OMITTED
EXHIBIT F    Capital Plan
APPENDIX A    Tax Matters
SCHEDULE I    Initial Capital Contributions and Percentage Shares
SCHEDULE II    Affiliate Agreements

List of Exhibits
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LIMITED LIABILITY COMPANY AGREEMENT
OF
TUP 330 COMPANY, LLC
a Delaware liability company
This LIMITED LIABILITY COMPANY AGREEMENT of TUP 330 COMPANY, LLC, a Delaware limited liability company, is made and entered into effective as of August 29, 2014 by and among RPI Tupelo Vacant, LLC (“Rouse”), David E. Hocker, an individual (“Hocker”), D. Talmage Hocker, an individual (“Talmage”) and Mark Pulliam, an individual (“Pulliam”, and together with Hocker and Talmage, collectively, the “Hocker Members” and, together with Rouse, collectively, the “Members” and each, individually, a “Member”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context shall have the meanings set forth or cross-referenced in Article XI, “Definitions,” and in Appendix A, of this Agreement.
WHEREAS, the Company was formed on August 25, 2014 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”) for the purposes of acquiring and owning, a direct and/or indirect interest in, and developing, financing, managing, operating, improving, leasing and disposing of, the Property and the buildings and improvements now or hereafter located thereon.
WHEREAS, prior to the formation of the Company, the Hocker Members, and certain other Persons controlled by Robert F. Coffin (“Coffin”) formed TUP 330 Company, Limited Partnership, a Kentucky limited partnership (“Predecessor Partnership” and Predecessor Partnership owned the Property (as defined below).
WHEREAS, pursuant to that certain Purchase and Sale Agreement by and among R.F. Coffin Ventures, Inc., an Ohio corporation, Coffin Limited Partnership, an Ohio limited partnership, Coffin Enterprises Limited Partnership, an Ohio limited partnership, Robert F. Coffin, as Trustee of RFC Trust #2 dated April 27, 2004 for the benefit of Robert F. Coffin, as amended, MCC 430, LLC, an Ohio limited liability company, David E. Hocker, RPI Tupelo Mall, LLC, a Delaware limited liability company, RPI Tupelo Vacant, LLC, a Delaware limited liability company, RPI Tupelo Vacant II LLC, a Delaware limited liability company and RPI Tupelo 430 Crossing, LLC, a Delaware limited liability company, dated as of August 29, 2014 (the “Purchase and Sale Agreement”), Coffin sold all of his direct and indirect interests in the Predecessor Partnership to Rouse and RPI Tupelo Vacant II LLC.
WHEREAS, in accordance with that certain Joint Agreement and Plan of Merger and Inducement Agreement, dated as of August 29, 2014 (“Agreement of Merger”), Predecessor Partnership was merged into and with the Company, with the Company being the surviving entity.

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WHEREAS, on the date hereof, RPI Tupelo Vacant II LLC assigned its membership interest in the Company to RPI Tupelo Vacant LLC.
WHEREAS, the Members desire to operate the Company for the purposes and on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the Members do hereby agree as follows:
I.ORGANIZATIONAL MATTERS
1.1    Formation of Company. The Company was formed and will be operated as a limited liability company pursuant to the provisions of the Act and this Agreement. Subject to Section 6.3.1(vii) the Managing Member shall have the right to cause the execution, delivery and filing of, any necessary or advisable amendments or restatements to the Certificate of Formation, and any other certificates, notices, statements or other instruments (and any amendments or statements thereof) necessary or advisable for the operation of the Company in all jurisdictions where the Company may elect to do business, provided that such instruments shall not amend the substantive rights of the parties to this Agreement.
1.2    Name. The name of the Company shall be TUP 330 Company, LLC.
1.3    Purpose of the Company; Business. The purpose of the Company shall be:
(a)    to directly or indirectly (through a Subsidiary) acquire, hold and own the retail asset(s) and related structures and improvements described in Exhibit B attached hereto and any other real property acquired in accordance with the terms hereof (the “Property”);
(b)    to own, directly or indirectly, any Subsidiary;
(c)    to directly or indirectly own, ground lease, develop, operate, manage, mortgage, lease or sell the Company Assets;
(d)    to directly or indirectly borrow money and in connection therewith, to mortgage, encumber, pledge, hypothecate, or subject to a deed of trust each of the Company Assets;
(e)    to engage in activities necessary, incidental or convenient to any of the foregoing; and
(f)    to exercise all powers enumerated in the Act.
1.4    Fictitious Business Name Statements; Other Certificates. The Managing Member shall, from time to time, file such fictitious or trade name statements or certificates in such jurisdictions and offices as it considers necessary or appropriate. The Company may do business under any other fictitious business name deemed desirable by the Managing Member; provided that the Managing Member shall notify the Hocker Members of any such fictitious business

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name. The Managing Member shall also, from time to time, file such certificates of amendment, certificates of cancellation, or other certificates as may be required under the Act to establish and continue the Company as a limited liability company and to authorize the Company to conduct business as a foreign limited liability company in any jurisdiction in which the Company is doing business and to protect the limited liability of the Managing Member as contemplated by the Act.
1.5    Principal Place of Business, Office and Agent.
The principal place of business of the Company and office where the records of the Company shall be kept shall be located at the offices of Rouse, c/o Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, NY 10036-7703, or at such other location as shall be specified upon prior notice to the Hocker Members from time to time by the Managing Member. The address of the registered office of the Company in the State of Delaware and the agent for service of process on the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Wilmington, DE 19808, Attn: Aurora Herrera.
1.6    Term. The term of the Company began upon the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall be perpetual, unless sooner terminated as provided in this Agreement or pursuant to the Act.
1.7    Effective Date. This Agreement shall be effective from and after the date first above written (the “Effective Date”).
1.8    Representations of Members.
(a)    Authority. Each of the Members hereby represents and warrants for the benefit of the Company and each other Member that: (a) it has full power, authority and/or capacity, as the case may be, to enter into this Agreement and perform its obligations hereunder; (b) all transactions and other agreements, instruments and documents contemplated by this Agreement to be performed or executed by it have been duly authorized by all necessary action of its members, partners or directors and stockholders (as the case may be), if and as required; (c) the consummation of such transactions will not result in a material breach or violation of, or a material default under, any charter, bylaws, codes of regulation, articles of organization, operating agreement, partnership agreement, or any other agreement by which it is governed or by which it or any of its properties is bound or any statute, regulation, order or other law to which it is subject; and (d) this Agreement and all other agreements, instruments and documents herein provided to be executed are binding and enforceable on its part in accordance with the terms hereof and thereof.
(b)    Securities Exemption. Each Member further warrants and represents to the Company and each other Member that such Member (i) understands and acknowledges that the interests in the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or other jurisdiction; (ii) is an

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“accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act); (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of investing in the Company; (iv) is able to bear the economic risk of an investment in the interests in the Company for an indefinite period, including the risk of a complete loss of any such investment; and (v) holds or is acquiring the interests in the Company for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof.
(c)    Additional Representations. Each Member hereby represents and warrants to the Company and each other Member and acknowledges that: (i) it is, and shall continue to be, in compliance with all laws relating to anti-money laundering, anti terrorism, trade embargoes and economic sanctions now or hereafter in effect, including, without limitation, Executive Order 13224, “Blocking Property Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism,” 66 Fed. Reg. 49079 (Sept. 23, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 or any enabling legislation or executive order relating hereto (collectively, the “AT/AML Laws”); (ii) it is not directly owned or controlled, nor to its actual knowledge, is it indirectly owned or controlled, in whole or in part, by a Blocked Person; and (iii) to its actual knowledge, it has not, does not, and will not, conduct any business with a Blocked Person or otherwise engage in any transaction relating to any property, or interests in property, blocked by any AT/AML Law. “Blocked Person” means any Person now or hereafter listed by the United States Treasury Department’s Office of Foreign Assets Control on the so-called “Specially Designated Nationals and Blocked Persons” list or any other list now or hereafter maintained by such Office pursuant to any requirements of law.
1.9    Independent Activities; Radius Restriction.
(a)    General Scope of Independent Activities. Subject to Section 1.9(d), the Members hereby expressly acknowledge that each of their respective Affiliates is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, activities which are not associated in any manner with real estate, as well as the ownership, construction, development, management, marketing, sale and operation of real property and improvements of every type and nature thereon (all such investments and activities being referred to hereinafter collectively as the “Independent Activities” and individually as an “Independent Activity”).
(b)    Waiver of Rights with Respect to Independent Activities. Subject to Section 1.9(d), nothing in this Agreement shall be construed to: (i) prohibit any Affiliate of a Member from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company or any Subsidiary, even if such Independent Activity is not on or with respect to any of the Property and may be in competition with the Company or any Subsidiary; or (ii) require any Member or its Affiliates to allow the Company or any Subsidiary or the other Members to participate in the ownership or profits of any such Independent Activity. To the extent any Member would have any rights or claims arising under this Agreement or out of such Member’s status as such against the other Member as

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a result of the Independent Activities of any other Member or its Affiliates, whether arising by statute, common law or in equity, the same are hereby waived.
(c)    Limitation on Company Opportunities. Each Member hereby represents and warrants to each other Member that such Member has not been offered, as an inducement to enter into this Agreement, the opportunity to participate with any other Member or any Affiliate of such other Member in the ownership or profits of any Independent Activity of any kind whatsoever of such Member or its Affiliates other than as expressly set forth herein or in the Affiliate Agreement. The Members expressly acknowledge that the opportunities of the Company shall be limited to the Company Assets and shall not extend to any other property, investment or activity, other than as expressly set forth herein.
(d)    Radius Restriction; Right of First Opportunity. Each of Rouse and the Hocker Members (on behalf of themselves and their respective Affilliates and their permitted successors and assigns hereunder) agree that for so long as such Member is a member of the Company and for a period thereafter of eighteen (18) months after such Member’s withdrawal from, or the dissolution of, the Company, that such Member will not invest in or develop a shopping center within sixty (60) miles of the Property (a “Competing Property”), without providing the other Member the right of first opportunity to invest in the Competing Property on the same terms and conditions as such Member proposes to invest in the Competing Property. If the other Member exercises such right then the investment in the Competing Property shall be in proportion to the same percentage interests that the Members hold in the Company at the time of such proposed investment in the Competing Property.
(e)    Acknowledgment of Reasonableness. Each Member hereby expressly acknowledges, represents and warrants that (i) it is a sophisticated investor, (ii) it understands the terms, conditions and waivers set forth in this Section 1.9 and (iii) the provisions of this Section 1.9 are reasonable, taking into account the relative sophistication and bargaining position of the Members.
II.    PERCENTAGE SHARE AND CAPITAL CONTRIBUTIONS
2.1    Percentage Share. Subject to adjustment as provided in Section 2.3(b) below, each Member’s (i) name, (ii) Initial Capital Contributions, and (iii) Percentage Share are set forth in Schedule I attached hereto and made a part hereof.
2.2    Initial Capital Contributions. It is acknowledged and agreed that, on or prior to the date hereof, the Members have funded or been deemed to have funded the aggregate amounts set forth on Schedule I as the Initial Capital Contributions of each Member.
2.3    Additional Capital Contributions. In addition to the Initial Capital Contributions described in Section 2.2 above, the Members shall make Additional Capital Contributions to the Company as follows:
(a)    Capital Calls. The Managing Member shall maintain records of each Member’s Capital Account. Upon a determination by the Managing Member in accordance with

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this Agreement that additional capital is required to fund (or in the event of any Non-Controllable Expenditures or Emergency Expenditure, if applicable, reimburse the Managing Member for) any Capital Call Expenditure, the Managing Member shall promptly give a notice (“Capital Call”) to the Members of the amount needed, and each Member shall remit good funds to the Company in proportion with its Percentage Share by the later of (i) ten (10) Business Days after receiving the Capital Call, or (ii) the date specified in the Capital Call. All capital contributed by a Member in excess of its Initial Capital Contributions shall be deemed an “Additional Capital Contribution” and shall be credited to each Member’s Capital Account.
(b)    Failure to Make Additional Capital Contributions. If any of the Hocker Members (a “Non-Contributing Member”) fails to timely contribute some or all of the funds requested in a Capital Call (the “Failed Contribution”), then the Managing Member may in its sole discretion, elect one of the following options by written notice to the Non‑Contributing Member (if such Non‑Contributing Member shall fail to fund its required Additional Capital Contribution within five (5) Business Days after receipt of such notice):
(i)    The Managing Member may elect to rescind the Capital Call. Upon such election, any Additional Capital Contribution made by any Member in connection with the Capital Call shall be refunded to such Member (including the Managing Member). Upon such election, Managing Member shall be deemed to have elected to cancel the request for such Additional Capital Contribution. No Member shall thereafter have any continuing obligation to fund any Additional Capital Contribution covered by the cancelled Capital Call unless and until Managing Member makes a new Capital Call, which may list some or all of the items covered by the cancelled Capital Call.
(ii)    Rouse may elect to fund its Percentage Share as an Additional Capital Contribution and in addition, to lend the Failed Contribution to the Non‑Contributing Member by delivering an amount equal to the Failed Contribution directly to the Company. The amount equal to the Failed Contribution shall be treated as a loan (a “Member Loan”) by Rouse to the Non‑Contributing Member and an Additional Capital Contribution from the Non‑Contributing Member to the Company. Such Member Loan shall bear interest at a rate of eight percent (8%) per annum (computed on the basis of a 360 day year and actual days elapsed), compounded monthly to the extent not paid on or before the last day of each calendar month. Any Member Loan (to the extent of unpaid principal and interest) shall be recourse only to the Non‑Contributing Member’s Interest in the Company and shall be paid by the Company on behalf of the Non‑Contributing Member to Rouse in accordance with Section 3.1 hereof. Any such payment shall be treated for purposes of Sections 5.1 and 5.2 as having been distributed to the Non‑Contributing Member. The Non‑Contributing Member does hereby irrevocably appoint Managing Member, and any of its agents, officers or employees, as its attorneys-in-fact for the limited purpose of preparing and executing any documents, instruments and agreements (including any note) evidencing the Member Loan.
2.4    Limited Liability. Except upon the express written agreement of each Member adversely affected thereby, no Member (including the Managing Member) shall be personally

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liable for the debts, liabilities, contracts or other obligations of the Company, whether arising in tort, contract or otherwise, solely by reason of being such Member (or Managing Member).
2.5    Withdrawal and Return of Capital; Interest on Capital. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw any of its Capital Contributions or be entitled to receive any interest on its Capital Contributions.
2.6    No Third Party Rights. Nothing contained in any provision of this Agreement, shall be construed to create any rights or benefits in any Person, other than the Members, and their respective legal representatives and permitted transferees, successors and assigns, subject to the limitations on Transfer contained in Article VIII hereof.
2.7    Withdrawal. Except as specifically provided in Article VIII hereof, no Member may voluntarily or involuntarily withdraw from the Company or terminate its Interest therein without the prior written consent of the Managing Member. Any Member who withdraws from the Company in breach of this Section 2.7:
(d)    shall be treated as a transferee of a Member’s Interest, as provided in the Act;
(e)    shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
(f)    shall not be released from any obligation to the Company or the other Members under this Agreement.
III.    DISTRIBUTIONS
3.1    Allocation of Distributions. Distributions of Net Cash Flow (“Distributions”) shall be made to the Members, as and when determined by the Managing Member subject to Section 3.2, as follows:
(g)    51.0% (or the Percentage Share of Rouse at the time of the Distribution) of each Distribution shall be distributed to Rouse.
(h)    49.0% (or the aggregate Percentage Shares of the Hocker Members at the time of the Distribution) of each Distribution (the “Hocker Distribution Share”) shall be distributed to the Hocker Members. Provided, that the amount of the Hocker Distribution Share shall be paid (i) first, to Rouse to the extent of any Losses for which Rouse has been determined by a final judgment or arbitral award to be entitled to indemnification under the Agreement of Merger; (ii) second, to Rouse to the extent of (A) accrued but unpaid interest on any Member Loan; and (B) any unpaid principal on such Member Loan; and (iii) third, the balance, if any, to the Hocker Members. Further provided, that payments to Rouse on Member Loans under clause (ii) shall be made only to the extent that such payments do not reduce the actual distributions of Net Cash from Operations to the Hocker Members under this Section 3.1(b) to less than 50% of the Hocker Unadjusted Distributions Amount. Further provided, that the preceding sentence shall not apply to Distributions of Net Cash from Refinancings or Distributions of Net Cash from

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Sales. Any amounts paid to Rouse under clause (i) or clause (ii) shall be treated for all purposes as having been distributed to the Hocker Members and then paid by the Hocker Members to Rouse.
3.2    Timing of Distribution. Net Cash From Operations shall be distributed at such times as are reasonably determined by the Managing Member, but not less frequently than quarterly (each a “Distribution Period”). Net Cash From Refinancings and Net Cash From Sales shall be distributed within ten (10) Business Days after the receipt thereof.
IV.    CAPITAL ACCOUNTS AND ACCOUNTING
4.1    Capital Accounts. Capital Accounts shall be maintained for each Member in accordance with Article II of Appendix A which is attached hereto and made a part of this Agreement.
4.2    Accounting.
(a)    The Company shall keep its books on the accrual basis and in accordance with accounting principles consistent with those employed for determining the Company’s income for federal income tax purposes, or consistent with generally accepted accounting principles (GAAP), as may be selected by the Managing Member, except as otherwise provided in this Agreement.
(b)    The taxable year of the Company shall be the year ending December 31st (except as otherwise required by Section 706 of the Code). The “Fiscal Year” of the Company shall be the same as its taxable year.
4.3    Restoration of Negative Balances. No Member with a deficit balance in its Capital Account shall have any obligation, under any circumstances to the Company, to any other Member or to any third party to restore or repay said deficit balance.
V.    PROFITS AND LOSSES
5.1    Book Income or Loss From Operations or Capital Events. Subject to the provisions of Article III of Appendix A, all items of Book income, gain, loss or deduction included in Book Income or Loss From Operations and Book Income or Loss From Capital Events shall be allocated among the Members so as to make the Partially Adjusted Capital Account of each Member equal to such Member’s Target Balance, to the extent possible.
VI.    POWERS, DUTIES AND LIMITATIONS UPON THE MEMBERS
6.1    Management.
(a)    Subject to the limitations set forth in Sections 6.2 and 6.3, and except as otherwise expressly provided herein to the contrary, the Members hereby appoint Rouse as the initial “Managing Member” of the Company, and, except as set forth in Sections 6.2 and 6.3 and elsewhere in this Agreement, the Managing Member shall have the exclusive right, power,

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authority and duty to manage the business and affairs of the Company and its Subsidiaries in accordance with the Approved Budget and otherwise in accordance with the provisions of this Agreement, the Act and all other applicable laws, rules and regulations. Each Subsidiary will be managed by the Company (and therefore by the Managing Member, as set forth in Section 6.3). Except as to Major Decisions and as otherwise set forth in this Agreement, no Member other than the Managing Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company or of any Subsidiary. The Managing Member’s authority, duties and responsibilities hereunder shall include the following (subject in all respects to the Approved Budget and all other provisions of this Agreement, including without limitation Sections 6.2 and 6.3, and the receipt of any approvals for decisions which are Major Decisions):
(i)    collecting and depositing all rents and other funds received by the Company or a Subsidiary. If the Company or Subsidiary enters into a management agreement that is an Affiliate Agreement, all funds collected on behalf of the Company or the Subsidiary by the Affiliate shall be deposited in a bank account in the name of the Affiliate maintained by the Affiliate for use as a segregated depository for the Property managed by the Affiliate, and any interest earned on such deposits shall be allocated only for the benefit of the Company;
(ii)    maintaining capital accounts and other books of account in accordance with Sections 4.1 and 4.2 and, upon receiving reasonable notice, making the same available for inspection, copying and audit (such copying and auditing to be at the requesting Member’s expense) at any reasonable time during regular business hours by any Member or its Authorized Representative;
(iii)    arranging for the preparation of all necessary federal, state and local income tax returns on behalf of the Company and any Subsidiary, and arranging for the preparation and filing of all other tax forms required to be filed by the Company and any Subsidiary;
(iv)    causing to be filed such certificates and doing such other acts as may be required by law to qualify and maintain the Company and any Subsidiary in Delaware as a limited liability company and maintaining current fictitious or trade name registrations in such jurisdiction;
(v)    obtaining and maintaining all risk, public liability, workmen’s compensation, fidelity, forgery and other insurance, if any, as may be available and as may be necessary or appropriate for the Company and/or any Subsidiary;
(vi)    paying all bills and expenses incurred in operating the Company and the Company Assets in accordance with the Approved Budget, the Capital Plans or otherwise to the extent Hocker’s approval is not required under Section 6.3.1(ii);
(vii)    preparing, and circulating to Hocker, the Proposed Annual Budgets for approval pursuant to Section 6.10;

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(viii)    entering into, amending and terminating leases with tenants of the Property (including ground leases) on terms that are within parameters established in the approved Annual Budget or otherwise on commercially reasonable terms as may be reasonably determined by the Managing Member, provided that Hocker shall have the right to review (but not approve) letters of intent for leases and lease amendments (“LOIs”) as well as final lease drafts for conformity with the LOIs;
(ix)    incurring the cost of any building pad work and/or construction of a building core and shell in connection with any lease entered into by the Company;
(x)    supervising the Management Company;
(xi)    engaging nationally or regionally recognized consultants, architects, engineers, attorneys, accountants and other professionals in connection with the operation, maintenance or repair of the Property;
(xii)    taking any and all actions in accordance with the Approved Budget and the Capital Plans which it deems necessary or advisable in connection with the business of the Company and/or its Subsidiaries, including, without limitation, entering into any contract, agreement, undertaking or transaction;
(xiii)    in accordance with the Approved Budget and the Capital Plans, contracting with or terminating contracts with such contractors, suppliers, architects, engineers, agents, managers, accountants, attorneys, consultants and other Persons as it deems necessary or appropriate to carry out the business and affairs of the Company and/or any Subsidiary, and paying such fees, expenses and other compensation to any such Person or entity as it shall deem appropriate and as is contemplated under the Approved Budget and the Capital Plans;
(xiv)    paying any and all fees and operating expenses and making any and all expenditures, in each case in accordance with the Approved Budget and the Capital Plans, which it deems necessary or appropriate in connection with the organization of the Company and/or any Subsidiary, the management of the affairs of the Company and/or any Subsidiary and the carrying out of its obligations and responsibilities under this Agreement;
(xv)    instituting, defending, adjusting, settling or otherwise compromising any actual or threatened claim, lawsuit, administrative proceeding, judgment, litigation, arbitration, mediation or other proceeding;
(xvi)    making or revoking any reasonable tax elections, tax accounting or financial accounting elections or other decisions with respect to the Company and any Subsidiary;
(xvii)    communicating with any lender, as appropriate, on behalf of the Company and/or any Subsidiary;

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(xviii)    advance funds necessary for the payment of Non-Controllable Expenditures or to make Emergency Expenditures, for which such advances Managing Member shall be reimbursed in accordance with Section 2.3(a); and
(xix)    executing and delivering, in the name and on behalf of the Company and/or any Subsidiary, any documents and instruments contemplated to be executed and delivered hereunder pursuant to its authority as Managing Member.
(b)    Subject in all respects to Major Decisions and the other provisions of this Agreement, in addition to the functions to be performed by the Managing Member pursuant to Section 6.1(a), the Managing Member shall also perform administrative and ministerial functions, such as the selection of depositories and banking institutions, the giving of notices and similar acts and deeds.
(c)    All Affiliate Agreements shall be conducted on an arm’s length basis on terms at least as favorable as those provided to an unrelated third party. The fees and agreements described on Schedule IV attached hereto are hereby approved.
(d)    Rouse (and its permitted assignees) shall have the right, in its sole discretion, to assign its rights as Managing Member to any Affiliate of Rouse that is (or becomes) a Member, provided that such assignee assumes in writing Managing Member’s obligations in such capacity as the Managing Member.
6.2    Property Management. The Members hereby acknowledge and agree that the Property shall be managed and leased by the Management Company as more particularly set forth in the Management Agreement. Additionally, the Management Company and Hocker shall enter into the Consulting Agreement which shall remain in effect until the earlier to occur of (a) the third (3rd) anniversary of the Effective Date and (b) a Hocker Termination Date.
6.3    Managing Member.
6.3.2    Major Decisions. All Major Decisions shall be made upon the recommendation of the Managing Member and shall require the approval of Hocker, which approval, except as otherwise expressly set forth with respect to such Major Decision, shall not be unreasonably withheld, conditioned or delayed. Hocker shall appoint an individual to act as its Authorized Representative for all purposes, including the granting of approval. Hocker hereby appoints David E. Hocker as its initial Authorized Representative, and may at any time, upon prior written notice to the Managing Member, appoint Scott D. Hornaday as a successor Authorized Representative. Except as provided in the preceding sentence, Hocker shall not replace its Authorized Representative without the prior written consent of the Managing Member. Major Decisions (“Major Decisions”) shall be comprised exclusively of the following:
(i)     subject to the terms set forth in Article VIII hereof, entering into an agreement or option to sell, transfer, assign or otherwise dispose of all or any part of the Property, the Company Assets and/or any Subsidiary’s assets (except, in each case, immaterial items of personal property sold in the ordinary course of business), or entering into any

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amendment, renegotiation, modification, supplement or extension of any agreement or option to sell, transfer, assign or otherwise dispose of all or any portion of any Company Asset and/or any Subsidiary’s assets (except, in each case, immaterial items of personal property sold in the ordinary course of business);
(ii)    approving capital expenditures in excess of $500,000 in any Fiscal Year which are not expressly reflected in the Capital Plan by a specific line item or other specific designation, other than Emergency Expenditures and/or Non-Controllable Expenditures or expenditures under Section 6.1(ix), which may be incurred without the approval of Hocker;
(iii)    creating or incurring any indebtedness, encumbrance, lien, security interest or charge of any kind on any Company Assets, or any assets of any Subsidiary; provided, that the Managing Member may, without the approval of Hocker, cause the Company or any Subsidiary to enter into a Qualified Financing; and provided, further, trade payables incurred in accordance with the Approved Budget that remain outstanding for not more than one-hundred and eighty (180) days shall not require the approval of Hocker, and the Managing Member may, without the approval of Hocker, cause the Company or any Subsidiary to incur indebtedness on commercially reasonable terms in the ordinary course of business in an amount not to exceed $150,000 (increased annually based on the percentage increase in the CPI Index over the prior year) in any Fiscal Year;
(iv)    causing the Company and/or any Subsidiary to file or consent to or acquiesce in any petition with respect to the Company and/or any Subsidiary under any chapter of Title 11 of the United States Bankruptcy Code or any similar law or regulation, seeking the appointment of a custodian, receiver or trustee of any of the Company Assets and/or any Subsidiary’s assets, making an assignment for the benefit of creditors, or admitting on behalf of the Company and/or any Subsidiary that the Company and/or any Subsidiary is insolvent or unable to pay its or their debts as they come due; Hocker’s approval with respect to this clause (iv) may be granted or withheld in its sole discretion;
(v)    approving or disapproving a creditors’ plan, the filing of an involuntary petition of bankruptcy or the dismissal or discharge of a claim of bankruptcy in connection with bankruptcy proceedings involving any Person contracting with the Company and/or any Subsidiary; Hocker’s approval with respect to this clause (v) may be granted or withheld in its sole discretion;
(vi)    except as expressly provided or permitted in this Agreement, (a) admitting any Person as a Member of the Company, or admitting any Person as partner, member, shareholder, trustee, or beneficiary of any Subsidiary, as applicable, (b) issuing or selling any interests in the Company and/or in any Subsidiary, or (c) causing or permitting a Transfer of Interest in the Company and/or the interests in any Subsidiary; and
(vii)    amending this Agreement or the Certificate in any material respect.
6.3.3    Whenever the consent of Hocker is required pursuant to this Section 6.3, such consent shall be deemed to have been given by Hocker if it shall not have responded to the

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Managing Member on or before 5:00 p.m., New York time, on the date that is ten (10) Business Days following the delivery of a Major Decision Request (the “Response Deadline”), provided the Managing Member shall have delivered to Hocker a written request for approval of such Major Decision, accompanied by sufficient information with respect to the Major Decision in question to enable Hocker to make an informed judgment with respect to such Major Decision (a “Major Decision Request”).
6.3.4    Disagreement on Major Decisions. Notwithstanding anything herein to the contrary, if Hocker withholds, conditions or delays its consent in good faith with respect to any Major Decision (a “Major Decision Impasse”), then, Managing Member may submit the dispute to binding arbitration under Section 12.3 and if the Managing Member is successful in such arbitration may take the action sought with respect to such Major Decision.
6.3.5    Compliance Actions; Emergency Actions. Notwithstanding anything to the contrary herein, including provisions hereof limiting the authority of the Managing Member or requiring the approval of Hocker, the Managing Member shall have the right, without the consent of Hocker, to take (i) Emergency Actions and (ii) all actions ("Compliance Actions") reasonably necessary to prevent or cure a breach or violation of or a default under (x) legal requirements applicable to the Company or any Subsidiary or any of their respective assets, (y) the requirements of the financing encumbering the Property, or (z) any other material contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets are bound. In the event that the Managing Member concludes that a Compliance Action or Emergency Action must be taken that would otherwise be prohibited under this Agreement, the Managing Member shall, to the extent practicable, give written notice to Hocker that it proposes to take such Compliance Action or Emergency Action and, in any event, shall inform Hocker that such Compliance Action or Emergency Action has been taken.
6.3.6    Quarterly Reports; Tax Information. The Managing Member shall prepare and provide to each Member on a quarterly basis, for informational purposes only, an unaudited income statement and balance sheet in the Rouse Member’s standard format, an investor package including, leasing status reports, capital expenditure summaries and rent rolls for the Property. The Managing Member shall also provide to each Member, on an annual basis, and financial statements for the Company and its Subsidiaries.
6.4    Other Activities. No Member shall be required to devote its entire time or attention to the business of the Company and, except as set forth in Section 1.9(b), no Affiliate of a Member shall be restricted in any manner from participating in other businesses or activities, despite the fact that the same may be competitive with the business of the Company.
6.5    Liability of the Managing Member.
(a)    Except as otherwise specifically provided herein or under the Act, neither the Managing Member nor its Affiliates, nor any agent, representative, director, officer or employee of any of them, shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any act or omission performed or omitted on behalf of the Company in good faith. In exercising its right hereunder, Managing Member shall be entitled to

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rely in good faith on information, opinions, reports or statements, including financial statements and other financial data provided by any attorney, accountant or other professional engaged in connection with the Company and/or Property.
(b)    Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, the Managing Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Subsidiary, any Member, any Affiliate of any Member or any other Person, the Managing Member, acting under this Agreement, shall not be liable to the Company, any Subsidiary, any Member, any Affiliate of any Member or any other Person, for a breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of the Managing Member otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of the Managing Member.
(c)    Except as otherwise specifically provided herein or under the Act, the Managing Member shall not be personally liable for the return or payment of all or any portion of the Capital Contributions of or distributions to any Member (or any successor, assignee or transferee thereof), it being expressly agreed that any such return of Capital Contributions or distributions pursuant to this Agreement shall be made solely from the assets of the Company (which assets shall not include any right of contribution from the Managing Member).
6.6    Rights of Members.
(a)    Except as specifically set forth herein, no Member shall (i) be permitted to take part in the management, control or conduct of the business or affairs of the Company or its Subsidiaries; (ii) have the right to vote on any matters; or (iii) have the authority or power in its capacity as a Member to act as agent for or on behalf of the Company, its Subsidiaries, or any other Member, to do any act which would be binding on the Company, its Subsidiaries, or any other Member, or to incur any expenditures or indebtedness on behalf of or with respect to the Company, its Subsidiaries or any other Member.
(b)    Upon the written request of any Member, Managing Member shall provide to such Member (i) a current list of the full name and last known address of each Member; (ii) a copy of the Certificate of Formation; (iii) executed copies of any powers of attorney pursuant to the Certificate of Formation and/or this Agreement and/or any amendments to the Certificate of Formation or to this Agreement; (iv) copies of the Company’s or any Subsidiary’s federal, state and local income tax returns; (v) the Organizational Documents of the Company and its Subsidiaries; (vi) copies of any financial statements of the Company and any Subsidiary; and (vii) any other documents reasonably requested by such Member or otherwise required by law. Each Member shall be entitled, at all times during reasonable business hours, to inspect and copy (or to be provided with electronic versions of) the books and records of the Company and its Subsidiaries, including without limitation, any of the foregoing documents.

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6.7    Tax Matters Partner.
The Managing Member shall be the Company’s Tax Matters Partner (“TMP”) pursuant to Section 6231(a)(7) of the Code and corresponding provisions of state and local law. The TMP shall not participate in any material tax controversy or take or refuse to take any material action in connection therewith without the consent of Hocker, which shall not be unreasonably withheld, conditioned or delayed. The TMP shall be the liaison between the Company and the Internal Revenue Service and shall be the coordinator of the Company’s actions pursuant to any tax audit of the Company or any Subsidiary. The TMP shall have the duties specifically delegated to a “tax matters partner” under the Code and applicable Treasury Regulations (as well as such other duties as may from time to time be delegated to it by the Members).
6.8    Compensation and Reimbursement of the Members; Transactions with Members and Affiliates.
(a)    No Person described in clause (y) of the definition of “Affiliate Agreement” shall receive any compensation for services rendered to the Company and/or its Subsidiaries except pursuant to an Affiliate Agreement. All Affiliate Agreements shall be in writing.
(b)    Upon submitting reasonable written documentation evidencing proof of payment, the Members (including the Managing Member) shall be entitled, in addition to all other distributions and reimbursements to which they may otherwise be entitled hereunder by reason of their Percentage Shares, to reimbursement for all Company Expenses approved by the Managing Member, which approval shall not be unreasonably withheld or delayed, and paid by the Members on behalf of the Company or the Subsidiary.
(c)    Amounts paid by the Company or a Subsidiary pursuant to an Affiliate Agreement shall be treated for all purposes as amounts paid to non-Members and any amounts so received by any Member or Affiliate shall belong to it and not to the Company or the Subsidiary.
6.9     Limitations on Liability; Indemnity. No Member shall be liable to the Company or any other Member for actions taken in good faith by such Member and within the scope of the authority conferred on such Member herein in connection with the Company and/or any Subsidiary; provided that a Member shall in all instances remain liable for acts that a court of competent jurisdiction, upon entry of a final judgment, shall find to constitute gross negligence, willful misconduct or fraud (collectively, “Bad Acts”). The Member committing the Bad Acts (the “Breaching Member”) agrees to indemnify, defend and hold harmless the other Member from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Company, any Subsidiary or any other Member arising out of any claim based upon the Breaching Member’s Bad Acts, except with respect to any other Member, to the extent that such Member may have materially contributed to any Bad Acts committed by the Breaching Member. No Member shall be indemnified hereunder if it has benefited directly or indirectly from the Breaching Member’s Bad Acts, unless such Member relinquishes such benefit. The Company, its receiver or trustee, shall indemnify, defend and hold harmless each Member, to the extent of the Company Assets (without any obligation of any Member to make contributions to the Company

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to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by a Member arising out of any claim based upon acts performed or omitted to be performed by any Member taken in good faith by such Member and within the scope of the authority conferred on such Member in connection with the business of the Company, including, without limitation, reasonable attorney’s fees and costs incurred by the Member in the settlement or defense or such claim, provided that no Member shall be indemnified by the Company for claims based upon Bad Acts.
6.10    Preparation of Proposed Annual Budgets. In connection with the management of the Company and the Subsidiary, the Managing Member shall be responsible for the following:
(a)    The preparation of a detailed Proposed Annual Budget in the form attached hereto as Exhibit C for the Company, its Subsidiaries, and the Property, prepared on a line-item basis, which sets forth the estimated costs and expenses to be incurred by the Company and the Subsidiaries in connection with the management and operation of the Property and any other material Company Assets for each calendar month in the next ensuing Fiscal Year as well as a total budget for such year, which shall include all anticipated income, operating expenses, working capital and other necessary reserves and capital expenditures (including those set forth in the Capital Plan). The Proposed Annual Budget, once approved by Hocker pursuant to subclause (b) below, or modified as provided in subclause (b) below, shall be referred to herein as the “Approved Budget”. Except as otherwise provided in this Agreement, the Managing Member shall be authorized to make only those expenditures and take only those actions which are included in, or contemplated by, the Approved Budget then in effect; provided, however, that the Managing Member shall also be authorized to make those additional expenditures and take those actions excepted in Section 6.3.1(ii) and shall be authorized to make additional operating expenditures to the extent that such expenditures do not exceed the amounts set forth in the Approved Budget by more than ten percent (10%) with respect to any line item or by an aggregate amount of more than five percent (5%) of the total Approved Budget, with the exception of any Emergency Expenditures or Non-Controllable Expenditures, which shall not be subject to the foregoing limitations. With respect to Emergency Expenditures or Non-Controllable Expenditures, the Managing Member shall use commercially reasonable efforts to contact Hocker prior to making any such Emergency Expenditure or Non-Controllable Expenditures, and in all events, shall notify Hocker within five (5) Business Days after such an Emergency Expenditure or Non-Controllable Expenditures has been made.
(b)    The Managing Member shall submit a Proposed Annual Budget to Hocker on or before November 1st for the immediately following Fiscal Year. Hocker shall, within ten (10) days after receipt of an initial Proposed Annual Budget, either (a) approve the Proposed Annual Budget, which approval shall not be unreasonably withheld, delayed or conditioned; or (b) advise the Managing Member in writing of Hocker’s specific objections thereto. If Hocker has objections to the Proposed Annual Budget, the Managing Member shall then use its good faith efforts to revise the Proposed Annual Budget to address such objections and resubmit the same to Hocker in writing within seven (7) Business Days after its receipt of the objections thereto, whereupon the process set forth above shall be utilized again (except that Hocker shall respond to any revised Proposed Annual Budget in writing within five (5) Business Days and

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shall only be permitted to object with respect to items specifically objected to in such prior iteration(s) of the Proposed Annual Budget), until a Proposed Annual Budget has been approved. In addition, at any time after an Approved Budget has been approved by Hocker, the Managing Member shall have the right to submit a revised or amended Proposed Annual Budget in writing to Hocker for approval (subject to the same reasonableness standard above if applicable), and if Hocker has objections to such revisions or amendments, Hocker shall advise the Managing Member in writing of Hocker’s specific objections within ten (10) days after receipt thereof. Hocker’s failure to respond to any submission within the aforementioned time periods shall be deemed approval of the submitted Proposed Annual Budget or revisions or amendment to an Approved Budget. In the event of a dispute over the adoption of a Proposed Annual Budget or any portion thereof, any portion of the Proposed Annual Budget not disputed shall be deemed approved and shall be operative at such time. With respect to any portion of the Proposed Annual Budget subject to dispute, the Managing Member shall continue to operate the Company and its Subsidiaries in accordance with the corresponding portion of the Approved Budget for the immediately preceding Fiscal Year, except that any capital and non-recurring items shall be deleted and any applicable portion of such Approved Budget shall be adjusted to reflect the actual amount of expenses not within the control of the Company and/or any Subsidiary (including, but not limited to, real property taxes and assessments, insurance, utilities) and with aggregate increases in operating expenses based on the percentage increase in the CPI Index over the prior year, until a Proposed Annual Budget (or such portion) for such current Fiscal Year is approved in accordance with this Section 6.10 (and until a Proposed Annual Budget (or such portion) for such current Fiscal Year is approved in accordance with this Section 6.10, the applicable portions of the Approved Budget for the immediately preceding Fiscal Year (as adjusted hereunder) shall be deemed to be an Approved Budget for the then current Fiscal Year).
(c)    The Managing Member shall be deemed not to have made any guarantee or warranty of the fiscal estimations set forth in the Proposed Annual Budget or Approved Annual Budget. Each Member acknowledges that the Proposed Annual Budget is intended to set forth objectives and goals based on the Managing Member’s reasonable judgment of the facts and circumstances known by the Managing Member at the time of preparation.
(d)    The Approved Budget for the Fiscal Year ending on December 31, 2015 is attached hereto as Exhibit C.
6.11    Capital Plans. The parties acknowledge and agree that in addition to expenditures made and actions taken pursuant to the Approved Budget, the Managing Member shall also be authorized to make expenditures and take actions set forth in the Capital Plan, and to the extent that the actual cost of any line-item exceeds the budgeted amount set forth in the Capital Plan, the Managing Member shall be authorized to take actions and cause expenditures to be made in an amount necessary to complete any line item set forth in the Capital Plan, in each instance without the approval of Hocker and without same constituting an amendment to the Capital Plan. The Capital Plan shall be updated every year subject to the approval of Hocker not to be unreasonably withheld, except to the extent Hocker’s consent is not required pursuant to the penultimate sentence of this Section 6.11, with any amounts set forth in the approved Capital Plan that are not incurred in a given year, deemed approved for any following year thereafter. If

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Hocker objects to such revisions or amendments, Hocker shall advise the Managing Member in writing of Hocker’s specific objections within ten (10) Business Days after receipt thereof. Hocker’s failure to respond to any submission within the aforementioned time periods shall be deemed approval of the revisions or amendment to the Capital Plans. If a Capital Plan is not approved (to the extent Hocker’s approval is required) the then existing Capital Plan shall remain in effect for the following year. Notwithstanding the foregoing, Hocker shall not have an approval right with respect to any revisions or amendments to the initial Capital Plan if such revisions or amendments to the initial Capital Plan are either (a) prepared in accordance with the same methodology used to develop the initial Capital Plan annexed to this Agreement or (b) otherwise consistent with the current methodology used by Rouse Properties, Inc. to prepare capital plans for the other assets in its portfolio (any such revision or amendment to the initial Capital Plan, a “Deemed Approval Amendment”). In the event of any Deemed Approval Amendment, the Managing Member may apply up to fifty percent (50%) of the available Net Cash Flow from Operations for the applicable Distribution Period towards the funding of capital expenditures set forth in a Deemed Approval Amendment (the “Distribution Reduction Limit”), and to the extent any Deemed Approval Amendment requires funds for the applicable Distribution Period in excess of the Distribution Reduction Limit, then any capital contributions required by the Hocker Members to fund such Deemed Approval Amendment in excess of the Distribution Reduction Limit shall be funded by Rouse on behalf of Hocker Members as a Member Loan.
VII.    DISSOLUTION
7.1    Dissolution. The Company shall dissolve upon the first to occur of any of the following events:
(a)    The sale of all or substantially all of the Company Assets and the collection of the proceeds of such sale (and if after such sale the Company Assets include an installment obligation, then the Company shall not be dissolved under this Section until such installment obligation is fully paid, or, with the approval of Hocker, the Managing Member may distribute such installment obligation to the Members in accordance with the terms of this Agreement);
(b)    The election by the Managing Member and Hocker to dissolve the Company;
(c)    The entry of a decree of judicial dissolution by a court of competent jurisdiction, in accordance with the Act; or
(d)    As otherwise provided by this Agreement or the Act.
Notwithstanding the provisions of Section 7.1 hereof, the Bankruptcy of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue and upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Bankrupt Member (a “Trustee”) shall have all the rights of such Member for the sole purpose of settling or managing its estate or property if, but only if, such

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Trustee shall have satisfied all conditions precedent to the admission of such Trustee as a Substituted Member; provided, however, the Transfer to or by such Trustee of such Bankrupt Member’s Interest shall be subject to all of the restrictions hereunder to which such Transfer would have been subject if such Transfer had been made by such Bankrupt Member.
7.2    Winding Up.
(d)    Effect of Dissolution. After the dissolution of the Company in accordance with Section 7.1, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Secretary of State of the State of Delaware or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
(e)    Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Managing Member shall take full account of the Company’s liabilities and assets, and, subject in all respects to Major Decisions, the Approved Budget and the other provisions of this Agreement, such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 6.1 hereof. The proceeds from liquidation of the Company Assets, to the extent sufficient therefor, shall be combined and distributed in the following order:
(i)    first, to the expenses of liquidation and the debts of the Company, other than the debts owing to the Members, but including Member Loans;
(ii)    second, to the establishment of any reserve which the Managing Member may deem necessary for any contingent or unforeseen liabilities and other obligations of the Company arising out of or in conjunction with the Company’s affairs;
(iii)    third, to such debts and/or compensation as are owing by the Company to the Members;
(iv)    fourth, in accordance with Section 3.1.
(f)    Except as otherwise provided in Article VII of this Agreement, distributions pursuant to Section 7.2(b) shall be made not later than the later of (i) the end of the taxable year in which liquidation of the Company occurs, or (ii) a date which is ninety (90) days after the date of such liquidation.
(g)    Amounts withheld as reserves pursuant to Section 7.2(b)(ii) of this Agreement shall, to the extent not needed for the purpose of which they were withheld, be distributed as soon as practicable to the Members in accordance with Sections 7.2(b)(iii) and (iv).

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7.3    Final Accounting. The Managing Member shall furnish to each Member a statement prepared by the Company’s accountants setting forth the assets and liabilities of the Company as of the date of the complete liquidation.
7.4    Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provision has been made therefor and all of the remaining Company Assets have been distributed to the Members, then the remaining Members, if any, or a court-appointed trustee, if there is no remaining Member, shall execute and file a certificate of cancellation with the appropriate agency of the State of Delaware.
VIII.    TRANSFERS OF INTERESTS; NEW MEMBERS
8.1    General. No Member shall Transfer all or any portion of its Interest, or permit any Person directly or indirectly holding any interest in such Member to Transfer any part of such interest, except for Transfers (a) consented to in writing by Rouse and Hocker, each acting in their sole and absolute discretion, provided that (i) with respect to the Interests of Rouse, such Interests may be Transferred by Rouse to a Qualified Rouse Transferee without the consent of Hocker, and (ii) with respect to the Interests of Hocker Members, such Interests (subject to the following sentence) may be Transferred by Hocker to a Qualified Hocker Transferee without the consent of Rouse, subject to Hocker’s compliance with the right of first refusal provisions of Section 8.3 or (b) permitted under this Article VIII. In no event shall Hocker be permitted to effectuate a Transfer (other than in accordance with Section 8.2(b) which either (1) results in Hocker owning less than a twenty percent (20%) Interest in the Company or (2) confers onto any such transferee any rights of Hocker pursuant to Section 6.3, Section 6.10 or Section 6.11 (it being acknowledged and agreed by Hocker that any such rights are personal to Hocker); provided, that, subclause (2) shall not apply to a transfer of Hocker’s Interest to Hocker’s Estate at Hocker’s death so long as Hocker’s Authorized Representative exercises all rights of Hocker under Section 6.3, Section 6.10 and Section 6.11. A transferee of a Member’s Interest will be admitted as a Substituted Member only pursuant to Sections 8.2(c) or 8.13 hereof. Any notices permitted or required to be delivered pursuant to this Article VIII must be delivered in accordance with the notice requirements of Section 12.1. Any Transfer made by a Member hereunder shall only be permitted if such Member also Transfers its corresponding proportional interest in the Companion Companies pursuant to the Companion Agreements. Any purported Transfer which does not comply with the provisions of this Article VIII shall be void and of no force and effect.
8.2    Permitted Transfers. Notwithstanding Sections 8.1 and 8.13 hereof, Transfers of an interest in a Member and/or of a Member’s Interest in the Company are permitted without the consent of any other Member only on the following terms and conditions:
(f)    Transfers of Interests by Rouse. Without the consent of any other Member, but subject to any applicable provisions of Section 8.2(c) and provided that all third-party consents required in connection therewith are received, (i) direct or indirect interests in Rouse may be Transferred to any Person, provided that Rouse Parent continues to hold, directly or indirectly, greater than fifty percent (50%) of the direct or indirect interests in Rouse’s Interests and continues to possess, directly or indirectly, the power to direct or cause the direction

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of the management, business and affairs of such subject interest, (ii) Rouse’s Interest (or portions thereof, directly or indirectly) may be Transferred among Affiliates of Rouse at any time, (iii) Rouse may Transfer its Interest to any Person that is wholly-owned and controlled by Rouse Parent, and (iv) nothing in this Agreement shall prohibit the Transfers of interests in Rouse as a result of a merger, consolidation or sale of substantially all of the assets of Rouse Parent, or the sale of publicly traded shares of Rouse Parent.
(g)    Transfers of Interests of the Hocker Members. Without the consent of any other Member, but subject to any applicable provisions of Section 8.2(c) and provided that all third-party consents required in connection therewith are received, Transfers of all or any portion of the Interests of the Hocker Members to (A) one or more immediate family members of the current holders of such Interests, or (B) a family trust or partnership or limited liability company (a “Hocker Affiliate”); or (C) the Estate or personal representative of a Hocker Member upon his death, provided that, in case of clauses (A) and (B), such Transfer is made in connection with such current holder’s bona fide, good faith estate planning activities, and does not result (taking into account other sales or exchanges of interests in the Company or its predecessor) in the termination of the Company as a partnership for federal income tax purposes under Section 708(b)(1)(B) of the Code, are permitted.
(h)    Admission of New Member. Notwithstanding any to the contrary contained herein, following any Transfer of an Interest by a Member pursuant to Section 8.2(a) or 8.2(b), no Person shall be admitted as a Member of the Company without complying with the following:
(i)    filing with the Company a duly executed and acknowledged written instrument of assignment in a form reasonably approved by the Managing Member, specifying the Interest being assigned, and setting forth the intention of the assignor that the assignee succeed to all or part of the assignor’s Interest as a Member;
(ii)    execution and acknowledgment by the assignor and assignee of any instruments reasonably required by the Managing Member, including the execution of this Agreement and any supplement, in which the assignee agrees to be bound by the terms and conditions thereof, as supplemented;
(iii)    payment of all real property or other transfer taxes and Company costs incurred by it in connection with the assignment;
(iv)    at the reasonable request of the Managing Member, providing an opinion of counsel, acceptable to the Managing Member, that the assignment will not violate any federal or state securities law or jeopardize the status of the original sale of Member Interests with respect to any pertinent exemption of the federal or state securities law, or the characterization of the Company as a limited liability company under any federal or state law, regulation or ruling; and
(v)    at least ten (10) days’ prior notice of such Transfer is given to all other Members.

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8.3    Right of First Refusal on Hocker Interests. Except as set forth in Section 8.2(b), 8.5 and 8.7, Hocker may not Transfer any portion of its Interest permitted to be Transferred in accordance with Section 8.1 unless Hocker has first complied with the right of first refusal process set forth in this Section 8.3. For purposes of this Section 8.3, if Hocker desires to make a Transfer, and following the consummation of such proposed Transfer, Hocker’s Percentage Share shall be less than 25% (a “Hocker Drag Along Transfer”), then the ROFR Interest (as hereinafter defined) shall include, at Rouse’s option as provided below, for all purposes of this Section 8.3, any and all Interest in the Company held by Talmage and Pulliam.
(a)     If Hocker proposes to Transfer a portion of the Hocker Interest in the Company that is permitted to be Transferred in accordance with Section 8.1 (a “Proposed Hocker Transfer”) to a bona-fide third-party purchaser (a “Proposed Hocker Transferee”), then Hocker shall give written notice to Rouse, which notice shall include (i) the name and address of the Proposed Hocker Transferee, together with a certification by Hocker as to whether such Proposed Hocker Transferee is a Qualified Hocker Transferee (and if so, such certification shall include reasonable evidence supporting such designation), (ii) a description of the Interest that is proposed to be transferred to the Proposed Transferee (the “ROFR Interest”), (iii) any information with respect to the Proposed Hocker Transferee’s capital source(s), experience and financial condition available to Hocker (the delivery of which, by Hocker to Rouse, Hocker agrees will not be restricted by the terms of any confidentiality agreement between Hocker and the Proposed Hocker Transferee) and (iv) a true, correct and complete copy of the Binding LOI (which shall expressly provide that it is subject to the right of first refusal process set forth in this Section 8.3), and Hocker shall offer to sell the ROFR Interest to Rouse upon such terms and conditions and in accordance with the provisions hereof (the “First Refusal Offer”).
(b)    Rouse shall have thirty (30) days (the “ROFR Election Period”) following the date of receipt of the First Refusal Offer within which to notify Hocker in writing of Rouse’s election to purchase the ROFR Interest (the “ROFR Election”) and if the Proposed Hocker Transfer constitutes a Hocker Drag Along Transfer, then in such ROFR Election, Rouse may, but shall not be obligated to elect to acquire the Interests of Talmage and Pulliam (the “Drag Along Election”). If the Drag Along Election is exercised, then the ROFR Offered Price shall be adjusted accordingly to reflect the purchase of the Interests of Talmage and Pulliam. If Rouse does not make the ROFR Election prior to the expiration of the ROFR Election Period and the Proposed Hocker Transferee is confirmed in writing by Rouse as a Hocker Qualified Transferee, then Hocker shall be permitted to consummate the Transfer of the ROFR Interest to the Proposed Hocker Transferee identified in the First Refusal Offer strictly in accordance with the terms of the Binding LOI. If Rouse does not make the ROFR Election prior to the expiration of the ROFR Election Period and the Proposed Hocker Transferee is not a Hocker Qualified Transferee, then Hocker shall be permitted to consummate the Transfer of the ROFR Interest to the Proposed Hocker Transferee identified in the First Refusal Offer only if approved in writing by Rouse in its sole and absolute discretion, and strictly in accordance with the terms of the Binding LOI. In no event shall Hocker Transfer such ROFR Interest to the Proposed Hocker Transferee (or any other Person) either for a price less than or on terms more favorable to the Proposed Transferee (or such other Person) than the terms stated in the First Refusal Offer without first offering Rouse the option to purchase such ROFR Interest in the manner set forth

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above, at the same price and terms agreed upon between Hocker and the Proposed Hocker Transferee. After the expiration of the ninety (90) day period, any applicable Transfer will again be subject to this Section 8.3(a).
(c)    If Rouse makes the ROFR Election prior to the expiration of the ROFR Election Period, then Rouse shall purchase from Hocker, and Hocker shall sell to Rouse at the ROFR Offered Price, the ROFR Interest on the later of (i) the Offer Closing Date or (ii) fifteen (15) days after the expiration of the ROFR Election Period (the “ROFR Closing Date”). Rouse may assign its right to acquire the ROFR Interest (or a portion thereof) to another Person designated by Rouse contemporaneously with the closing under this Section 8.3, provided that Rouse remains liable for such purchase. On the ROFR Closing Date:
(i)    Hocker (and if applicable, the other Hocker Members) shall deliver to Rouse (or its designee) a duly executed and acknowledged instrument of assignment transferring the ROFR Interest (or its designee) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization, authority and/or capacity of the Hocker (and if applicable, the other Hocker Members) and the absence of liens and encumbrances on the ROFR Interest and shall contain a provision in which Hocker (and if applicable the other Hocker Members) irrevocably agrees to indemnify and hold harmless Rouse (or its designee) from and against any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation (which indemnification shall be given or guaranteed by a creditworthy party reasonably satisfactory to Rouse);
(ii)    Rouse (or its designee) shall pay or cause to be paid the ROFR Offered Price in immediately available funds (except to the extent the Binding LOI provides for any seller financing); provided, however, that the ROFR Offered Price shall be reduced by the aggregate outstanding balance of (i) all Member Loans, including principal, accrued interest, costs and expenses and (ii) any unreimbursed Losses;
(iii)     Hocker (and if applicable, the other Hocker Members) shall discharge of record all liens and encumbrances affecting the ROFR Interest, and if Hocker and/or the other Hocker Members fail to do so, Rouse (or its designee) may use any portion of the ROFR Offered Price to pay and discharge any such liens and/or encumbrances and any related expenses, and may adjourn the closing for such period as may be necessary for such purpose;
(iv)    all items of Company revenue and expense shall be apportioned between the Hocker and Rouse (or, if applicable, between the Members) as of 11:59 p.m. of the day preceding the ROFR Closing Date in accordance with the customs and practices usual in comparable transactions;
(v)    all items included in Book Income or Loss From Operations (and other items referred to in Article III of Appendix A) attributable to the ROFR Interest for the taxable year of the sale shall be allocated between Hocker (and if applicable, the other Hocker Members) and Rouse by closing the books of the Company as of the day preceding the ROFR Closing Date, or by any other method permitted under Code Section 706 and the Regulations

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thereunder that is selected by the Managing Member, provided that in any event items attributable to any extraordinary non-recurring items of the Company shall be allocated between Hocker (and if applicable, the other Hocker Members) and Rouse by closing the books of the Company with respect to such items;
(vi)    any customary transaction expenses (including transfer and recordation taxes) which are actually required to be paid in connection with the transfer of the ROFR Interest will be paid in accordance with the Binding LOI; provided, however, that each of the Receiving Member’s and Offering Member’s professional costs and expenses shall be Company Expenses;
(vii)    Net Cash From Operations up to (but not including) the ROFR Closing Date shall be distributed in accordance with the provisions of Article III; and
(viii)    in the case of a sale by Hocker (or if applicable, the other Hocker Members) of its entire Interest, the Members shall execute all amendments to fictitious name, partnership or similar certificates necessary to effect the withdrawal of Hocker (and if applicable, the other Hocker Members) from the Company and, if applicable, the termination of the Company, or as otherwise may be required by law.
8.4    Tag Along. If either Rouse or Hocker (for purposes of this Section 8.4, a “Tag-Along Member”) receives a bona-fide offer from a third party (a “Tag-Along Transferee”) to effect a Transfer of all or a portion of its Interest (which such Transfer shall otherwise satisfy the terms of this Agreement) (such Transfer, a “Tag-Along Transfer”) and such Tag-Along Member (the “Tag-Along Seller”) desires to effect such Tag-Along Transfer, then prior to consummation thereof, the Tag-Along Seller or its Affiliate shall cause the Tag-Along Transferee to offer (the "Tag-Along Offer") in writing to the Tag-Along Member that is not the Tag-Along Seller (the “Tag-Along Optionor”) to purchase that portion of the Tag-Along Optionor’s and/or its Affiliates’ Interest equivalent to the portion of the Tag-Along Seller’s aggregate Interest proposed to be the subject of the Tag-Along Transfer for the Tag-Along Purchase Price and otherwise on the same terms and conditions on which the Tag-Along Transferee has agreed to acquire, and the Tag-Along Seller or its Affiliate has agreed to sell, such portion of the Tag-Along Seller’s or such Affiliate’s Interest (the "Tag-Along Terms"). The Tag-Along Optionor shall have ten (10) Business Days from the date of receipt of the Tag Along Offer in which to accept such Tag Along Offer, and the closing of such purchase shall occur within fifteen (15) calendar days after such acceptance or at such other time as the Tag-Along Seller and the Tag-Along Transferee may agree. The Tag-Along Optionor shall be deemed to have rejected such Tag Along Offer if such offer is not affirmatively accepted, in writing, by the Tag-Along Optionor within such ten (10) Business-Day period, and the Tag-Along Seller or its Affiliate, shall for one hundred twenty (120) days thereafter, be permitted to proceed with the Transfer on the Tag Along Terms without again obtaining a Tag Along Offer as above-provided.
8.5    Intentionally Omitted.
8.6    Intentionally Omitted.

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8.7    Call Option.
(a)    At any time following (i) the third (3rd) anniversary of the Effective Date, (ii) a Hocker Estate Trigger Date, or (iii) the Call Trigger Date, Rouse shall have the option, but not the obligation, to deliver written notice (the “Call Notice”) to the Hocker Members of Rouse’s exercise of its right to purchase the Hocker Members’ entire Interest in the Company (the “Called Interest”). The Called Interest shall be deemed to include the Interests of Talmage and Pulliam.
(b)    The purchase price of the Called Interest (the “Call Price”) shall be determined by multiplying (i) the Percentage Share of the Called Interest, times (ii) the Fair Market Value of the Company as a whole determined as of the date of the Call Notice as if (A)  the assets of the Company were sold at their Fair Market Value for cash; (B) all liabilities to third parties were paid (but excluding defeasance fees, prepayment fees, and other expenses of a sale of assets not actually incurred by the Company in connection with the purchase of the Called Interest); and (C)  the net proceeds were distributed to the Members in complete liquidation of the Company; provided, that, the amount of any Member Loan owed by the holder of the Called Interest to Rouse shall be deducted from the Call Price, as shall any undisputed Losses for which Rouse has not been indemnified, provided that the amount of any claimed Losses for which Rouse has not been indemnified which is disputed shall be escrowed pending entry of a final arbitral award or the final judgment of a court of competent jurisdiction. In the event that Rouse and Hocker are unable to agree upon the Fair Market Value within thirty (30) days after the date of the Call Notice, then the Fair Market Value shall be determined as follows (the “Arbitrated Fair Market Value”):
(i)    Promptly following the expiration of the foregoing thirty (30) day period, Rouse and Hocker (for purposes of this Section 8.7, the “Call Members”) shall use commercially reasonable efforts to agree upon and appoint an arbitrator (“Arbitrator”) in accordance with Section 12.3 hereof.
(ii)    Within ten (10) days of the appointment of the Arbitrator, the Call Members shall each separately submit to the Arbitrator (and simultaneously to the other Call Member) such Call Member’s determination of the Proposed FMV. After the submission of any Proposed FMV, no Call Member may make any additions, deletions, or changes in such Proposed FMV. If either Call Member fails to submit its Proposed FMV to the arbitrator within such time period, time being of the essence with respect thereto, such Call Member shall be deemed to have irrevocably waived its right to submit a Proposed FMV, in which event the Arbitrator shall accept the Proposed FMV of the submitting Party as the proper amount of the Fair Market Value of the Company, and such Proposed FMV shall be deemed the Arbitrated Fair Market Value.
(iii)    If each Party submits a Proposed FMV within the period described in subsection (ii) above, the Arbitrator shall select as the Arbitrated Fair Market Value whichever of the Proposed FMVs submitted by the Call Members the Arbitrator believes is the more accurate determination of the Fair Market Value of the Company. Without limiting the generality of the foregoing, in rendering his or her decision, the Arbitrator shall not add to, subtract from or

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otherwise modify the provisions of this Agreement or Proposed FMVs submitted by the Call Members. The Arbitator’s determination of Arbitrated Fair Market Value shall be binding upon the Call Members, and such Arbitrated Fair Market Value shall be used for the calculation of the Call Price.
(c)    The closing of the purchase shall occur on a date specified in the Call Notice (the “Call Closing Date”) that is not earlier than the fifteenth (15th) day after determination of the Call Price and not later than the thirtieth (30th) day after determination of the Call Price, and at a place designated by Rouse. Time shall be of the essence with respect to the parties’ obligation to close the purchase and sale of the Called Interest on the Call Closing Date. On the Call Closing Date:
(ii)     The Hocker Members shall deliver to Rouse (or an Affiliate it designates) duly executed and acknowledged instruments of assignment transferring the Called Interest to Rouse (or its designee) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization, authority and or capacity of Hocker, Talmage and Pulliam, and the absence of liens and encumbrances on the Called Interest and shall contain a provision in which Hocker, Talmage and Pulliam irrevocably agree to indemnify and hold harmless Rouse (or its designee) from and against any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;
(iii)    Rouse shall pay or cause to be paid the Call Price to the Hocker Members, at Hocker’s option, in any combination of (y) cash and (z) common stock of Rouse Parent and/or common units of Rouse LP, such common stock and/or common units having a market value determined as of the Call Closing Date equal to the portion of the Call Price that is not paid in cash; provided, however, that Rouse may, in its sole discretion, elect to pay the Call Price entirely in cash, in which instance Rouse shall be responsible for the payment of an additional amount to the Hocker Members equal to the taxes incurred by the Hocker Members as a result of the exercise of the Call Option, as reasonably determined by Rouse and Hocker (including any tax liability incurred on account of such additional payment by Rouse), with the amount of such taxes being determined by multiplying the gain realized by the Hocker Members on the sale by the maximum combined federal and Kentucky individual income tax rates (taking into account the character of the income as ordinary or capital gains and taking into account the deductibility of state and local taxes for federal income tax purposes);
(iv)    the Hocker Members shall or shall cause the discharge of record of all liens and encumbrances affecting the Called Interest, and if Hocker Members fails to do so, Rouse (or its designee) may use any portion of the Call Price to pay and discharge any such liens and/or encumbrances and any related expenses, and may adjourn the closing for such period as may be necessary for such purpose;
(v)    all items of Company revenue and expense shall be apportioned between the Members as of 11:59 p.m. of the day preceding the Call Closing Date in accordance with the customs and practices usual in comparable transactions;

ACTIVE 203377524v.3

(vi)    the Call Purchase Price shall be decreased by (A) an amount equal to (a) the aggregate amount of all Capital Contributions made by Rouse during the period between the date of the Call Notice and the Call Closing Date that relate to amounts due to tenants under leases signed prior to the date of the Call Notice, times (b) the Percentage Share of the Called Interest; and (B) any Distributions distributed to the holders of the Called Interest pursuant to the applicable provisions of Article III on account of their respective Interest(s) during such period;
(vii)    all items included in Book Income or Loss From Operations (and other items referred to in Article III of Appendix A) attributable to the Called Interest for the taxable year of the sale shall be allocated among the Members by closing the books of the Company as of the day preceding the Call Closing Date, or by any other method permitted under Code Section 706 and the Regulations thereunder that is selected by the Managing Member, provided that in any event items attributable to any extraordinary non-recurring items of the Company shall be allocated among the Members by closing the books of the Company with respect to such items;
(viii)    any customary transaction expenses (including transfer and recordation taxes) in connection with the transfer of the Called Interest will be Company Expenses and the Call Price shall be reduced by the Hocker Members’ aggregate pro rata share of such expenses; provided, however, that each of the Members shall bear its own professional costs and expenses;
(ix)    Net Cash From Operations up to (but not including) the Call Closing Date shall be distributed in accordance with the provisions of Article III;
(x)    If the consideration for the Call Price includes common units in Rouse Properties LP, Hocker and Rouse shall enter into a Tax Protection Agreement, substantially in the form attached hereto as Exhibit D; and
(xi)     the Members shall execute all amendments to fictitious name, partnership or similar certificates necessary to effect the withdrawal of Hocker, Talmage and Pulliam from the Company and, if applicable, the termination of the Company, or as otherwise may be required by law.
8.8    Put Option.
(e)    During the thirty-day (30) period beginning on the third (3rd) anniversary of the Effective Date, and provided the Call Option has not already been exercised in accordance with Section 8.7, Hocker shall have the one-time option to deliver written notice (the “Put Notice”) to Rouse of Hocker’s exercise of its right to cause Rouse to purchase the Hocker Members’ entire Interest in the Company (the “Put Interest”). Additionally, during the thirty-day period (30) beginning on October 1, 2015, Talmage and Pulliam (each an “Other Hocker Member”) shall each have the one-time option to deliver a Put Notice to Rouse of such Other Hocker Member’s exercise of its right to cause Rouse to purchase such Other Hocker Member’s entire Interest in the Company (the “Other Put Interest”). If the Other Put Interest is exercised,

ACTIVE 203377524v.3

the Put Price of the Other Put Interest shall be equal to (i) the purchase price per 1.00% limited partnership interest paid by Purchaser to the Coffin Parties under the PSA in exchange for the Coffin Parties’ limited partnership interests in Tup 130 Kentucky, times (ii) the Percentage Share of the Other Put Interest in the Company.
(f)    The purchase price of the Put Interest (the “Put Price”) shall be determined in accordance with the procedures set forth in Section 8.7(b) hereof relating to the determination of the Call Price.
(g)    The closing of the purchase shall occur on a date determined by Rouse (the “Put Closing Date”) that is not earlier than the fifteenth (15th) day after delivery of the Put Notice and not later than the thirtieth (30th) day after delivery of such Put Notice, and at a place designated by Rouse. Time shall be of the essence with respect to the parties’ obligation to close the purchase and sale of the Put Interest on the Put Closing Date. On the Put Closing Date:
(i)     The Hocker Members shall deliver to Rouse (or an Affiliate it designates) a duly executed and acknowledged instrument of assignment transferring the Put Interest to Rouse (or its designee) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization, authority and/or capacity of Hocker, Talmage and Pulliam, and the absence of liens and encumbrances on the Put Interest and shall contain a provision in which Hocker, Talmage and Pulliam irrevocably agree to indemnify and hold harmless Rouse (or its designee) from and against any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;
(ii)    Rouse shall pay or cause to be paid the Put Price to the Hocker Members, at Rouse’s option, in any combination of (y) cash and (z) common stock of Rouse Parent, such common stock having a market value determined as of the Put Closing Date equal to the portion of the Put Price that is not paid in cash;
(iii)    the Hocker Members shall or shall cause the discharge of record of all liens and encumbrances affecting the Put Interest, and if Hocker Members fail to do so, Rouse (or its designee) may use any portion of the Put Price to pay and discharge any such liens and/or encumbrances and any related expenses, and may adjourn the closing for such period as may be necessary for such purpose;
(iv)    all items of Company revenue and expense shall be apportioned between the Members as of 11:59 p.m. of the day preceding the Put Closing Date in accordance with the customs and practices usual in comparable transactions;
(v)    the Put Price shall be decreased by (A) an amount equal to (a) the aggregate amount of all Capital Contributions made by Rouse during the period between the date of the Put Notice and the Put Closing Date that relate to amounts due to tenants under leases signed prior to the date of the Put Notice, times (b) the Percentage Share of the Put; and (B) any Distributions distributed to the holders of the Put Interest pursuant to the applicable provisions of Article III on account of their respective Interest(s) during such period;

ACTIVE 203377524v.3

(vi)    all items included in Book Income or Loss From Operations (and other items referred to in Article III of Appendix A) attributable to the Put Interest for the taxable year of the sale shall be allocated among the Members by closing the books of the Company as of the day preceding the Put Closing Date, or by any other method permitted under Code Section 706 and the Regulations thereunder that is selected by the Managing Member, provided that in any event items attributable to any extraordinary non-recurring items of the Company shall be allocated among the Members by closing the books of the Company with respect to such items;
(vii)    any customary transaction expenses (including transfer and recordation taxes or increases in the assessed value of the Property) in connection with the transfer of the Put Interest will be Company Expenses and the Put Price shall be reduced by the Hocker Members aggregate pro rata share of such expenses; provided, however, that each of the Members shall bear its own professional costs and expenses;
(viii)    Net Cash From Operations up to (but not including) the Put Closing Date shall be distributed in accordance with the provisions of Article III; and
(ix)     the Members shall execute all amendments to fictitious name, partnership or similar certificates necessary to effect the withdrawal of Hocker, Talmage and Pulliam from the Company and, if applicable, the termination of the Company, or as otherwise may be required by law.
8.9    Forced Sale.
(a)    If Hocker is a Forced Sale Eligible Initiator, Hocker shall have the right to elect to cause the sale of the Company Assets to a bona fide third-party purchaser by delivering notice (the “Forced Sale Notice”) to Rouse (as the case may be) of such election, subject to the further provisions of this Section 8.9. Following delivery of a Forced Sale Notice, the Hocker Members shall be deemed the “Forced Sale Initiator”, and Rouse shall be deemed the “Forced Sale Recipient”. The Forced Sale Notice shall contain an estimate made by the Forced Sale Initiator in its sole discretion of the all cash gross purchase price an unaffiliated third party would pay for the Company Assets in a bona fide arm’s length sale (“Stipulated Sale Price”).
(b)    Forced Sale Recipient shall have ten Business Days (10) following the receipt of a Forced Sale Notice to deliver a notice (the “Property Sale Response Notice”) to the Forced Sale Initiator in which it may elect to purchase the Interests of the Forced Sale Initiator (the “Forced Sale Interests”) in accordance with Section 8.10 for a sum equal to the amount that would be distributed to the Forced Sale Initiator had the Company Assets been sold for the Stipulated Sale Price (the “Interest Purchase Price”); provided, however, that if the Forced Sale Recipient is a Put Defaulting Member, such Forced Sale Recipient shall be deemed to have elected to not acquire the Forced Sale Interests and the terms of Section 8.9 (d) shall apply; provided, further, that if the Forced Sale Recipient is Rouse, the Forced Sale Interests shall be deemed to include the Interests of Talmage and Pulliam.
(c)    If the Forced Sale Recipient elects to purchase the Forced Sale Interests then the provisions of Section 8.10 shall apply.

ACTIVE 203377524v.3

(d)    If the Forced Sale Recipient elects not to acquire the Forced Sale Interests, fails to timely deliver a Property Sale Response Notice, or fails to timely deliver the Interest Sale Deposit pursuant to Section 8.10, the Managing Member shall market the Company Assets for sale and accept on behalf of the Company (and/or the applicable Company Subsidiary) an offer for the purchase of the Company Assets on commercially reasonable terms meeting the following criteria (a “Property Sale Offer”):
(i)    the Property Sale Offer shall be for the purchase by an unaffiliated entity of all (but not less than all) of the Company Assets for cash for a gross purchase price in an amount not less than ninety-five percent (95%) of the Stipulated Sale Price;
(ii)    the Property Sale Offer shall provide for the closing for the purchase of the Company Assets not sooner than fifteen (15) days nor later than thirty (30) days after the date of delivery by a Property Sale Response Notice (or the date that the Forced Sale Recipient was deemed to have not timely delivered a Property Sale Response Notice, if the Forced Sale Recipient failed to deliver a Property Sale Response Notice);
(iii)    the Property Sale Offer shall require the entire purchase price for the Company Assets to be due and payable by wire transfer of immediately available federal funds at the closing of the sale of the Company Assets; and
(iv)    the Property Sale Offer must cap the Company’s liability for breaches of representations and warranties at not more than 2% of the gross sales price.
(e)    The Managing Member shall accept a Property Sale Offer for and on behalf of the Company (and/or the applicable Subsidiary). Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall be authorized to execute all commercially reasonable documents on behalf of the Company (and/or the applicable Subsidiary) as shall be required in order to market, close and consummate the sale of the Company Assets pursuant to the terms and provisions of an accepted Property Sale Offer (including, without limitation, a commercially reasonable brokerage agreement, the contract of sale and amendments and modifications thereto); provided, however, that no such documents shall (i) provide for disproportionate (i.e., other than based upon the applicable Percentage Share) liability on the part of any Member, (ii) reduce the contract purchase price below ninety-five percent (95%) of the Stipulated Sale Price or (iii) in the case of a brokerage agreement, provide for the payment of a commission (as opposed to reimbursement of out-of-pocket expenses) unless and until a sale is consummated and title is transferred.
(f)    The Forced Sale Recipient and Forced Sale Initiator shall cooperate with the Managing Member in connection with a proposed sale of the Company Assets pursuant to the terms of this Section 8.9.
(g)    If a sale of the Company Assets is not closed in accordance with the terms of this Section 8.9 within such thirty (30) day period, then either the Forced Sale Initiator or the Forced Sale Recipient, by notice to the other, may withdraw the Company Assets for sale, and, from and after the date such withdrawal notice is given, neither party may elect to sell the

ACTIVE 203377524v.3

Company Assets without again delivering a Forced Sale Notice in accordance with the terms hereof.
(h)    Notwithstanding anything to the contrary set forth herein, in the event any rights under Section 8.5 shall be exercised prior in time to the exercise of any rights under this Section 8.9 with respect to the Company Assets, the rights under Section 8.5 shall supersede any other right existing pursuant to this Section 8.9 (and the Forced Sale Initiator shall not be entitled to exercise any right under this Section 8.9 with respect to the Company Assets until such time as the procedures under Section 8.5 have been terminated).
8.10    Forced Sale Recipient Purchase.
(a)    A Forced Sale Recipient that elects to purchase the Forced Sale Interests shall, simultaneously therewith, deliver to a mutually-acceptable third party escrow agent (the “Forced Sale Escrow Agent”) an amount equal to five percent (5%) of the Interest Purchase Price (the “Interest Sale Deposit”).
(b)    The purchase and sale of the Interest of the Forced Sale Initiator shall be on a date (the “Forced Sale Closing Date”) designated by the Forced Sale Recipient that is not earlier than the fifteenth (15th) day after delivery of the Property Sale Response Notice and not later than the thirtieth (30th) day after delivery of Forced Sale Recipient and at a place designated by the Forced Sale Recipient in New York, New York. Time shall be of the essence with respect to the parties’ obligation to close the purchase and sale of the Interest(s) of the Forced Sale Initiator on the scheduled Forced Sale Closing Date. On the Forced Sale Closing Date:
(i)    the Forced Sale Initiator shall deliver to the Forced Sale Recipient (or a designated Affiliate) a duly executed and acknowledged instrument of assignment transferring the Interest(s) of the Forced Sale Initiator to the Forced Sale Recipient (or the designated Affiliate) free and clear of all encumbrances, which instrument shall contain surviving representations concerning due organization, authority and/or capacity of the Forced Sale Initiator, and the absence of encumbrances on such Interest(s) and shall contain a provision indemnifying and holding the Forced Sale Recipient (or the designated Affiliate) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) that may be incurred by reason of any breach of such representation (which indemnification shall be given or guaranteed by a creditworthy party reasonably satisfactory to the Forced Sale Recipient (or the designated Affiliate));
(ii)    the Forced Sale Recipient shall pay or cause to be paid the Interest Purchase Price (minus the Interest Sale Deposit, together with any interest accrued thereon, and as adjusted by the credits and apportionments herein set forth) to the Forced Sale Initiator in cash in immediately available funds, or, if the Forced Sale Recipient shall be Rouse, then, at Hocker’s option the Interest Purchase Price may be paid by delivery to Hocker of any combination of (y) cash and (z) common stock of Rouse Parent and/or common units of Rouse LP such common stock and/or common units having a market value determined as of the Forced Sale Closing Date equal to the portion of the Interest Purchase Price that is not paid in cash, and the Forced Sale

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Escrow Agent shall deliver the Interest Sale Deposit, together with any interest accrued thereon, to the Forced Sale Initiator; provided, however, that the Interest Purchase Price shall also be reduced by the aggregate outstanding balance of all Member Loans, including principal, accrued interest, costs and expenses and any unreimbursed Losses;
(iii)    the Forced Sale Initiator shall discharge of record all liens and encumbrances affecting the Interest of the Forced Sale Initiator, and if the Forced Sale Initiator fail(s) to do so, the Forced Sale Recipient (or the designated Affiliate) may use any portion of the Interest Purchase Price to pay and discharge any such liens and/or encumbrances and any related expenses and adjourn the closing for such period as may be necessary for such purpose;
(iv)    Distributions up to (but not including) the Forced Sale Closing Date shall be distributed in accordance with the applicable provisions of Article III;
(v)    the Interest Purchase Price shall be decreased by (A) the aggregate amount of all Capital Contributions made by Rouse on account of its Interest during the period between the date of the Forced Sale Notice and the Forced Sale Closing Date that relate to either (i) amounts due to tenants under leases signed prior to the date of the Forced Sale Notice or (ii) any capital expenditures that have been budgeted prior to the date of the Forced Sale Notice (it being agreed that the Hocker Members shall have no obligation to make any such Capital Contributions after the date of the Forced Sale Notice) and (B) any Distributions distributed to the Forced Sale Initiator pursuant to the applicable provisions of Article III;
(vi)    all items included in Book Income or Loss From Operations (and other items referred to in Article III of Appendix A) attributable to the Interest(s) of the Forced Sale Initiator for the taxable year of the sale shall be allocated between the Forced Sale Initiator and the Forced Sale Recipient by closing the books of the Company as of the day preceding the Forced Sale Closing Date, or by any other method permitted under Code Section 706 and the Regulations thereunder that is selected by the Managing Member, provided that in any event items attributable to any extraordinary non-recurring items of the Company shall be allocated between the Forced Sale Initiator and the Forced Sale Recipient by closing the books of the Company with respect to such items;
(vii)    all items of Company revenue and expense shall be apportioned between the Forced Sale Initiator and the Forced Sale Recipient as of 11:59 p.m. of the day preceding the Forced Sale Closing Date in accordance with the customs and practices usual in comparable transactions;
(viii)    any customary transaction expenses (including transfer and recordation taxes or increases in the assessed value of the Property) in connection with the transfer of the Forced Sale Interests will be Company Expenses and the Interest Purchase Price shall be reduced by the Hocker Members aggregate pro rata share of such expenses; provided, however, that each of the Members shall bear its own professional costs and expenses; and
(ix)    the Members shall execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further acts, documents and instruments as

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may be reasonably required in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Section 8.10.
8.11    Corresponding Elections; Companion Agreements. In addition to the conditions and requirements set forth herein, the exercise by any Member of its rights under any of Sections 8.3, 8.4, 8.7, 8.8 or 8.9 shall not be effective unless the same election is made pursuant to the corresponding provisions of each of the Companion Agreements, pursuant to the terms thereof, to the extent such Member is a party to the Companion Agreements.
8.12    Assignees. If, pursuant to a Transfer of an Interest by operation of law and without violation of Section 8.12 hereof (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an Interest, but is not admitted as a Substituted Member pursuant to Section 8.12 hereof, then such Person:
(a)    Shall, except as provided in Section 8.11(b) below, have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
(b)    shall share in distributions with respect to the transferred Interest on the same basis as the transferring Member, provided that any damages to the Company a result of such Transfer shall be offset against amounts that would otherwise be distributed to such Member.
8.13    Substituted Members. Except for any Transfer made in accordance with Section 8.2 above, no Person taking or acquiring, by whatever means, all of the Interest of any Member shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of the Managing Member and Hocker, which consent may be withheld or granted in the sole and absolute discretion of Managing Member and Hocker, respectively.
8.14    Distributions in Respect of Transferred Interests. If any Interest is transferred during any accounting period in compliance with the provisions of this Article VIII, then all distributions before the date of such Transfer shall be made to the transferor, and all distributions on and after the date of such Transfer shall be made to the transferee.
IX.    CONFIDENTIALITY
9.1    Proprietary Information. The Members agree that all information, disclosures embodying business affairs and activities, including but not limited to the identification of tenants, customer/tenant information, financial information pertaining to the Company, its Subsidiaries or their respective customers, tenants or prospects, furnished by Rouse or a Representatives (as defined below) in connection with the formation of the Company and the Subsidiary, the operation of the Property and all transactions related thereto (including, without limitation, information related to any leases of the Property and the tenants thereof), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is

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referred to in this Agreement as “Proprietary Information.” Proprietary Information does not include, however, information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement, and (b) was available to Hocker Member on a non-confidential basis prior to its disclosure by Rouse. As used in this Agreement, the term “Representative” means, as to any Person, such Person’s Affiliates and its and their partners, members, shareholders, directors, officers, employees, agents, advisors (including, without limitation. financial advisors, counsel and accountants) and controlling persons. The provisions of this Article IX shall survive any dissolution of the Company or the Transfer of Investor Member’s Interest in the Company or the Transfer of any ownership interests in Investor Member, as the case may be.
9.2    Members’ Covenants. The Members covenant and agree:

(1)	that all Proprietary Information is and remains the sole and exclusive property of the Company;

(2)
to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than those of its Representatives, current and prospective lenders and as otherwise permitted in this Article IX; provided, that such Representatives agree to observe the terms of this Agreement as if they were a party to it (although Investor Member will not be responsible for any breach of this covenant of confidentiality by any such Representative); and

(3)	not to use the Proprietary Information for any purpose other than in connection with its membership in the Company.
9.3    Rights. Notwithstanding the above, the Members acknowledge and agree that so long as any Member is a subsidiary of a publicly-traded company, such Member shall be permitted to: (a) make an initial press release with respect to this Agreement and the transactions contemplated hereby, and (b) make any filing with any governmental entity or issue any release as required by law or the rules of the New York Stock Exchange, in each such case, provided that the disclosing Member makes commercially reasonable efforts to consult with the other Member in advance and in any event will notify the other Member as soon as practicable. In addition, notwithstanding anything to the contrary contained in this Article IX, the Members may disclose Proprietary Information (i) if compelled to do so by law or a court order of a court of competent jurisdiction; (ii) in connection with the exercise or enforcement of its rights under this Agreement and/or any other agreement executed in connection therewith; or (iii) any Transfer permitted hereunder or under the Portfolio Venture Agreement.
X.    AMENDMENTS TO THE AGREEMENT
This Agreement may only be amended with the prior written consent of Rouse and Hocker.

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XI.    DEFINITIONS
Unless the context otherwise requires, the following terms (and singular or plural thereof) used in this Agreement shall have the meanings set forth below:
“Act” shall mean the Delaware Limited Liability Company Law, chapter 18 of the consolidated laws of the State of Delaware Section 18-101, et seq., as it may be amended from time to time, and any successor to the Act.
“Additional Budget Expenditure” shall mean any additional required capital set forth in any Approved Budget.
“Additional Capital Contributions” shall have the meaning set forth in Section 2.3(a).
“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with any other Person. Without limiting the generality of the foregoing, for the purposes of this definition, “control” of a Person means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise, and (ii) the beneficial ownership of greater than fifty percent (50%) of the outstanding equity securities of, or other ownership interests in, such Person.
“Affiliate Agreement” means the agreements referenced in Schedule IV and any other agreement between or among (x) the Company and/or any Subsidiary, on the one hand, and (y) any Member or an Affiliate thereof, on the other hand.
“Agreement” shall mean this Limited Liability Company Agreement, as may be amended from time to time by amendments duly executed and delivered pursuant to the terms hereof.
“Agreement of Merger” means that certain Joint Agreement and Plan of Merger and Inducement Agreement dated as of the date hereof by and among the Company, the Predecessor Partnership, the Members and certain other parties thereto.
“Appraiser” means an independent licensed real estate broker or appraiser that is independent and unaffiliated with the Parties who has either a national presence in the United States or a presence in the area where the Property is located, is a member of the Appraisal Institute with an MAI designation and has been actively engaged in the business of real estate brokerage of similar types of properties for a period of not less than ten (10) years immediately preceding appointment under this Agreement.
“Approved Accountant” means Ernst & Young, Deloitte, PricewaterhouseCoopers LLP, KPMG LLP, Berdon LLP and any other accounting firm approved by the Members.
“Approved Budget” shall have the meaning set forth in Section 6.10.
“Arbitrated Fair Market Value” shall have the meaning set forth in Section 8.7(b).

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“Arbitration” shall have the meaning set forth in Section 12.3.
“Arbitrator” shall have the meaning set forth in Section 8.7(b).
“AT/AML Laws” shall have the meaning set forth in Section 1.8(c).
“Authorized Representative” shall mean a representative of a Member with the authority to act on behalf of such Member.
“Agreement of Merger” has the meaning set forth in the Recitals.
“Bad Acts” shall have the meaning set forth in Section 6.9.
“Bankrupt” or “Bankruptcy” shall mean, with respect to any Person, such Person’s filing or otherwise voluntarily commencing a case or proceeding or filing an answer or other pleading in any proceeding seeking relief under any federal or state bankruptcy, insolvency or moratorium law, or an involuntary subject of an order for relief by any court under any such law, or being adjudicated a “bankrupt,” “debtor” or “insolvent” under any such law, or there being appointed under any such law a “trustee,” “receiver” or “custodian” to manage its business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to such Person or its business, which proceeding is consented to by such Person or which is not dismissed within one hundred twenty (120) days after being commenced.
“Binding LOI” means a validly executed and enforceable letter of intent between Hocker and the Proposed Hocker Transferee that contains binding terms and provisions addressing: (i) the description of all the rights and interests to the be transferred by Hocker to Proposed Hocker Transferee, (ii) the ROFR Offered Price, the deposit required from Proposed Hocker Transferee and whether the transaction is subject to any seller financing, (iii) any non-customary closing prorations or apportionments, (iv) liabilities to be assumed by Proposed Hocker Transferee and those to be retained by Hocker, if any, (v) indemnities to be given by each of Hocker and the Proposed Hocker Transferee, (v) all material closing conditions, (vi) any due diligence or other contingencies, (vii) the Offer Closing Date, (viii) the survival of any representations, warranties, covenants, liabilities or obligations and any deductibles and/or caps on liability and (ix) any other material terms or conditions of the proposed transaction.
“Blocked Person” shall have the meaning set forth in Section 1.8(c).
“Book Income or Loss From Capital Events” shall mean all items of Book income and gain and all items of Book loss and deduction from the sale or other disposition of the Property or a Subsidiary in which gain or loss is recognized pursuant to Section 704(b) of the Code and the regulations thereunder.

“Book Income or Loss From Operations” shall mean Book income or loss other than Book Income or Loss From Capital Events.

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“Breaching Member” shall have the meaning set forth in Section 6.9.
“Business Day” means any Monday through Friday on which commercial banks are authorized to do business and are not required by law or executive order to close in New York City.
“CPI Index” shall mean the Consumer Price Index – All Urban Consumers, Northeast Urban, Base Period 1982-1984 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor.
“Call Closing Date” shall have the meaning set forth in Section 8.7(c).
“Call Notice” shall have the meaning set forth in Section 8.7(a).
“Call Members” shall have the meaning set forth in Section 8.7(b).
“Call Price” shall have the meaning set forth in Section 8.7(b).
“Call Trigger Date” shall mean any date on which (i) the aggregate outstanding balance (including, without limitation, principal, interest, costs and expenses) of all Member Loans and (ii) the aggregate amount of any unreimbursed Losses, whether under this Agreement or the Companion Agreements, shall exceed $10,000,000.00 in the aggregate.
“Called Interest” shall have the meaning set forth in Section 8.7(a).
“Capital Account” shall have the meaning set forth in Appendix A attached hereto.
“Capital Call” shall have the meaning set forth in Section 2.3.
“Capital Call Expenditure” shall mean any Capital Plan Expenditure, Emergency Expenditure, Non-Controllable Expenditure, Additional Budget Expenditure or any other expense otherwise provided for in Article VI.
“Capital Contribution” shall mean, collectively, the Initial Capital Contributions and the Additional Capital Contributions.
“Capital Plan” means the “5-Year Capital Plan” attached hereto as Exhibit F.
“Capital Plan Expenditure” shall mean any additional required capital set forth in any Capital Plan.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to the Code shall automatically include a reference to any subsequent or successor internal revenue code or law, and any reference to a particular Section of the Code shall automatically include reference to corresponding provisions of subsequent or successor code or law.

ACTIVE 203377524v.3

“Companion Agreements” shall mean the TUP 130 LLC Agreement and the TUP 430 LLC Agreement.
“Companion Companies” shall mean TUP 130 Parent LLC and TUP 430 Parent LLC, each a Delaware limited liability company.
“Company” shall mean TUP 330 Company, LLC, a Delaware limited liability company.
“Company Assets” means all right, title and interest in and to all or any portion of the directly or indirectly held assets of the Company and any Subsidiary (prorated where applicable to reflect the Company’s percentage interest in such Subsidiary) and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith, and including the Property and any ancillary or incidental assets arising out of or pertaining to the ownership, operation or development of any of the foregoing.
“Company Expenses” shall mean those operating and administrative expenses incurred by the Company or any Subsidiary in accordance with the Approved Budget.
“Competing Property” has the meaning set forth in Section 1.9(d).
“Compliance Action” shall have the meaning set forth in Section 6.3.4.
“Consulting Agreement” means that certain Property Management Consulting Agreement dated as of the date hereof between DHA and the Management Company, pursuant to which DHA agrees to provide certain consulting services to the Management Company.
“Control” or “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.
“Corp” shall have the meaning set forth in the introductory paragraph.
“Declared Value” shall have the meaning set forth in Section 8.5(b).
“Deemed Approval Amendments” has the meaning set forth in Section 6.11.
“Distribution” has the meaning set forth in Section 3.1
“Distribution Period” has the meaning set forth in Section 3.2.
“Distribution Reduction Limit” shall have the meaning set forth in Section 6.11.
“Drag Along Election” shall have the meaning set forth in Section 8.3(b).
“Effective Date” shall have the meaning set forth in Section 1.7.
“Emergency Action” shall mean an action that, in the Managing Member’s good faith business judgment, is reasonably necessary to (a) prevent an immediate threat to the health,

ACTIVE 203377524v.3

safety or welfare of any person to whom the Company or any Subsidiary would be liable or responsible in the event of such person's injury or death, (b) prevent immediate physical damage or loss to any portion of any Property or any of the other property and assets of the Company or any Subsidiary, (c) avoid the suspension of any service necessary to the continued operation of any portion of any Property, or (d) avoid criminal or civil liability on the part of the Company, any Subsidiary or any Member.
“Emergency Expenditures” shall mean an expenditure necessary under circumstances that, in the good faith judgment of the Managing Member, constitutes an event or condition requiring prompt action (a) for protection of the Property from danger, damage or destruction, (b) for the protection of the Company’s right, title and interest in the Property, (c) for the protection and maintenance of the integral operation and/or the structure of the Property in order to comply with laws, lease obligations or any other contractual obligations or (d) for the avoidance of a significant risk of personal injury or property damage to occupants, tenants or other persons.
“Failed Contribution” shall have the meaning set forth in Section 2.3(b).
“Fair Market Value” means, as of the date of determination, the fair market value of the Company’s assets free and clear of all liens and encumbrances.
“First Refusal Offer” shall have the meaning set forth in Section 8.3(a).
“Forced Sale Closing Date” shall have the meaning set forth in Section 8.10(b).
“Forced Sale Eligible Initiator” shall mean: Hocker (i) following Rouse’s default in its obligations to close the purchase of the Put Interest as contemplated by Section 8.9 hereof following delivery of a Put Notice (Rouse under this subsection (i) shall be deemed a “Put Defaulted Member”); (ii) if Rouse has not delivered a Call Notice by the two (2) year anniversary of a Hocker Estate Trigger Date; and (iii) following a Rouse De-list Date.
“Forced Sale Escrow Agent” shall have the meaning set forth in Section 8.10(a).
“Forced Sale Initiator” shall have the meaning set forth in Section 8.9(a).
“Forced Sale Interests” shall have the meaning set forth in Section 8.9(b).
“Forced Sale Notice” shall have the meaning set forth in Section 8.9(a).
“Forced Sale Recipient” shall have the meaning set forth in Section 8.9(a).
“Fiscal Year” shall have the meaning set forth in Section 4.2(b).
“Hocker” shall have the meaning set forth in the introductory paragraph.
“Hocker Affiliate” shall have the meaning set forth in Section 8.2(b).

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“Hocker Distribution Share” shall have the meaning set forth in Section 3.1(b).
“Hocker Drag Along Transfer” shall have the meaning set forth in Section 8.3.
“Hocker Estate Trigger Date” shall mean the date of the death or incapacity of David Hocker.
“Hocker Members” shall have the meaning set forth in the introductory paragraph.
“Hocker Unadjusted Distributions” means the distribution of Net Cash From Operations that the Hocker Members would have received for the applicable distribution period had there been, as applicable, (y) no Member Loans outstanding and (z) no Deemed Approval Amendments to the Capital Plan.
“Hocker Termination Date” shall mean the date on which (i) Hocker ceases to be willing or able to provide the services provided for in the Consulting Agreement, or is otherwise in default thereunder, (ii) Hocker’s Percentage Share shall equal less than twenty-five percent (25%) or (iii) any of the Hocker Members are in monetary or material non-monetary default under any of the Joint Venture Documents beyond any applicable notice and cure period; provided, that if a termination under clause (i) above is disputed, then such dispute shall be submitted to arbitration under Section 12.3 and no Hocker Termination Date shall be deemed to have occurred unless the Arbitrator finds that such termination was valid.
“Independent Activity/Activities” shall have the meaning set forth in Section 1.9(a).
“Initial Capital Contributions” means the amounts set forth on Schedule I under the heading “Initial Capital Contributions.”
“Interest” shall mean the ownership interest of a Member in the Company at any particular time, any and all benefits to which the Member may be entitled under this Agreement and the obligations, if any, of the Member under this Agreement.
“Interest Purchase Price” shall have the meaning set forth in Section 8.9(b).
“Interest Sale Deposit” shall have the meaning set forth in Section 8.10(a).
“Joint Venture Documents” shall mean this Agreement, the Purchase and Sale Agreement, the Management Agreement, any Affiliate Agreement, the Companion Agreements, and any amendments or modifications of any of the foregoing.
“Losses” shall have the meaning set forth in the Agreement of Merger.
“Major Decisions” shall have the meaning set forth in Section 6.3.1.
“Major Decision Impasse” shall have the meaning set forth in Section 6.3.3.
“Major Decision Request” shall have the meaning set forth in Section 6.3.2.

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“Mall Property Owner” means TUP 130 LLC, a Delaware limited liability company.
“Management Agreement” shall mean that certain Management Agreement, by and between Mall Property Owner, Market Place Property Owner and the Company and the Management Company dated as of the date hereof, as amended or modified from time to time as provided herein.
“Management Company” shall mean Rouse Management Company, LLC.
“Managing Member” shall mean (i) Rouse upon the execution and delivery of this Agreement or (ii) any permitted assignee of Rouse’s Interest pursuant to Section 8.2 (a).
“Market Place Property Owner” means TUP 430 Company LLC, a Delaware limited liability company.
“Member Loan” shall have the meaning set forth in Section 2.3(b).
“Members” shall mean Rouse, Hocker, Talmage and Pulliam, and their respective successors and assigns or other Persons admitted as members of the Company pursuant to this Agreement.
“Net Cash Flow” means all Net Cash From Operations, Net Cash From Refinancings and Net Cash From Sales.
“Net Cash From Operations” means (x) the gross cash proceeds to the Company and the Subsidiaries from operations, less (y) the portion thereof used to pay (or establish reserves for) actual operating expenses and capital expenditures of the Company and the Subsidiaries, including but not limited to real estate taxes, insurance, management and leasing fees, landlord work, tenant inducement costs, debt payments and all required lender reserves, ground rent, capital improvements, replacements and contingencies, Non-Controllable Expenditures, Emergency Expenditures and other operating expenses set forth in the Approved Budget. Any gross cash proceeds of the Company and its Subsidiaries from operations which were used to establish reserves shall be treated as Net Cash From Operations if they are subsequently released.
“Net Cash From Refinancings” means the gross cash proceeds from all financings or refinancings of one or more of the Company Assets or the Company, less the portion thereof used to pay or establish reserves for Company Expenses, debt payments, capital improvements, replacements, mortgage procurement costs or other costs and expenses incurred in connection with the refinancing, including title, survey, engineering, environmental, appraisal, brokerage expenses, lender fees, attorneys’ and other professional fees incurred in obtaining such gross cash proceeds and contingencies, in each case in accordance with the Approved Budget or as otherwise determined by the Managing Member. Company Expenses shall be paid and reserves shall be funded first from the cash sources taken into account in computing Net Cash From Operations, and if such amounts are insufficient to pay Company Expenses and fund reserves, cash sources taken into account in computing Net Cash From Sales or Net Cash From Refinancings shall be used for such purpose. Any gross cash proceeds of the Company and its

ACTIVE 203377524v.3

Subsidiaries from any such financing or refinancing which were used to establish reserves shall be treated as Net Cash From Refinancings if they are subsequently released.
“Net Cash From Sales” means the gross cash proceeds from all sales or other dispositions (other than leases in the ordinary course of the Company’s or any Subsidiary’s business) of the Company Assets, less the portion thereof used to pay or establish reserves for Company Expenses, debt payments, capital improvements, replacements, mortgage procurement costs or other costs and expenses incurred in connection with the sale, including title, survey, engineering, environmental, appraisal, brokerage expenses, attorneys’ and other professional fees incurred in obtaining such gross cost proceeds and contingencies, in each case in accordance with the Approved Budget or as otherwise determined by the Managing Member. Company Expenses shall be paid and reserves shall be funded first from the cash sources taken into account in computing Net Cash From Operations, and if such amounts are insufficient to pay Company Expenses and fund reserves, cash sources taken into account in computing Net Cash From Sales or Net Cash From Refinancings shall be used for such purpose. Any gross cash proceeds of the Company and its Subsidiaries from any such sales or other dispositions which were used to establish reserves shall be treated as Net Cash From Sales if they are subsequently released.
“Non-Contributing Member” shall have the meaning set forth in Section 2.3(b).
“Non-Controllable Expenditures” shall mean expenses (i) not within the control or discretion of the Company and/or any Subsidiary, including, but not limited to, real property taxes and assessments, insurance premiums, utility charges and principal and interest due under any financing or (ii) any other expenses that are, in the reasonable judgment of the Managing Member, necessary or advisable to preserve and/or protect the value of the Interests, Company, Company Assets or Property.
“Offer Closing Date” shall mean the proposed closing date contained in the Binding LOI.
“Organizational Document” means with respect to any Person (i) in the case of a corporation, such Person’s certificate of incorporation and bylaws and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) in the case of a limited partnership, such Person’s certificate of limited partnership and limited partnership agreement, and any voting trusts or other instruments or agreements affecting the rights applicable to any of its partners, (iii) in the case of a limited liability company, such Person’s certificate of formation, limited liability company agreement and any voting trusts or other instruments or agreements affecting the rights of holders of limited liability company interests or (iv) in the case of any other legal entity, such Person’s organizational documents and any voting trusts and other instruments or agreements affecting the rights of holders of equity interests in such Person.
“Other Hocker Member” has the meaning set forth in Section 8.8(a).
“Other Put Interest” has the meaning set forth in Section 8.8(a).

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“Percentage Share” shall mean the relative participation attributable to a Member’s interest in profits, losses, and distributions (which initially shall be the amounts set forth in Schedule I under the heading “Percentage Share”) as the same may be adjusted by the Company from time to time in accordance with Section 2.3.
“Permitted Activities” shall have the meaning set forth in Section 1.3.
“Person” shall mean any individual, partnership, corporation, trust, estate, association, limited liability company or other entity.
“Property” shall have the meaning set forth in Section 1.3(a).
“Property Owner” means has the meaning set forth in the Recitals.
“Property Sale Offer” shall have the meaning set forth in Section 8.9(d).
“Property Sale Response Notice” shall have the meaning set forth in Section 8.9(b).
“Proposed Annual Budget” shall mean the proposed annual budget for all anticipated costs for owning, developing, operating, leasing, managing, financing, maintaining and repairing the Property and any other Company Assets, as well as revenue projections for rents, reimbursements for operating expenses and parking revenues, and otherwise with respect to the Company and each Subsidiary.
“Proposed Hocker Transferee” shall have the meaning set forth in Section 8.3(a).
“Proposed Hocker Transfer” shall have the meaning set forth in Section 8.3(a).
“Proposed FMV” shall mean the Fair Market Value of the Called Interests or Put Interests, as applicable, as determined by an Appraiser chosen by Rouse or Hocker, as the case may be.
“Proprietary Information” shall have the meaning set forth in Article IX.
“Pulliam” shall have the meaning set forth in the introductory paragraph.
“Purchase and Sale Agreement” shall have the meaning set forth in the Recitals.
“Put Closing Date” shall have the meaning set forth in Section 8.8(c).
“Put Defaulted Member” shall have the meaning set forth in the definition of the term Forced Sale Eligible Initiator.
“Put Interest” shall have the meaning set forth in Section 8.8(a).
“Put Notice” shall have the meaning set forth in Section 8.8(a).
“Put Price” shall have the meaning set forth in Section 8.8(b).

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“Qualified Financing” shall mean a mortgage loan (or combination of a mortgage and mezzanine loan) in an amount equal a loan-to-value ratio not to exceed 67.5%, and which (a) contains a market interest rate, (b) is assumable or prepayable on customary terms, (c) is for a term of not more than ten (10) years and (d) is non-recourse subject to customary non-recourse carveouts.

“Qualified Hocker Transferee” shall mean a Person (i) with at least ten (10) years experience in investing as a non-managing investor in at least five (5) shopping center properties similar to the Property, (ii) having the financial means commensurate with that of investors that typically invest in properties such as the Property as evidenced by financial statements audited by a reputable accounting firm, (iii) has not been, nor has any of its Affiliates been the subject of a Bankruptcy in the last ten (10) years and (iv) is not a Prohibited Hocker Transferee or otherwise a known competitor of Rouse Properties, Inc.

“Qualified Rouse Transferee” and “Prohibited Hocker Transferee” shall mean any recognized shopping center asset manager organization or an organization that acquires, leases, manages or operates shopping centers.

“REIT” shall mean a real estate investment trust under Code Section 856.

“Representative” shall have the meaning set forth in Article IX.
“Response Deadline” shall have the meaning set forth in Section 6.3.2.
“ROFR Closing Date” shall have the meaning set forth in Section 8.3(b).
“ROFR Election” shall have the meaning set forth in Section 8.3(b).
“ROFR Election Period” shall have the meaning set forth in Section 8.3(b).
“ROFR Interest” shall have the meaning set forth in Section 8.3(a).
“ROFR Offered Price” shall mean the purchase price for the ROFR Interest contained in the Binding LOI.
“Rouse De-list Date” shall mean the date (if any) on which the market price of Rouse Parent’s common stock is de-listed by the New York Stock Exchange.
“Rouse” shall have the meaning set forth in the introductory paragraph.
“Rouse Parent” shall mean Rouse Properties, Inc.
“Sale Interests” shall have the meaning set forth in Section 8.5(b).
“Securities Act” shall have the meaning set forth in Section 1.8(b).
“Sell Option” shall have the meaning set forth in Section 8.5(b).

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“Stipulated Sale Price” shall have the meaning set forth in Section 8.9(a).
“Subsidiary” shall mean any entity directly or indirectly owned, in whole or in part by the Company, including, in the case of the Company, the Property Owner.
“Substituted Member” shall have the meaning set forth in Section 8.13.
“Tag-Along Member” shall have the meaning set forth in Section 8.4.
“Tag-Along Offer” shall have the meaning set forth in Section 8.4.
“Tag-Along Optionor” shall have the meaning set forth in Section 8.4.
“Tag-Along Purchase Price” shall mean an amount equal to the product of (i) a fraction (x) the numerator of which is the proposed sale price for the Tag-Along Seller’s Interest to be paid by the Tag-Along Transferee and (y) the denominator of which is the Tag-Along Seller’s Percentage Interest, expressed as a decimal and (ii) the Tag-Along Optionor’s Percentage Interest, expressed as a decimal.
“Tag-Along Seller” shall have the meaning set forth in Section 8.4.
“Tag-Along Terms” shall have the meaning set forth in Section 8.4.
“Tag-Along Transfer” shall have the meaning set forth in Section 8.4.
“Tag-Along Transferee” shall have the meaning set forth in Section 8.4.
“Talmage” shall have the meaning set forth in the introductory paragraph.
“Tax Protection Agreement” shall mean a Tax Protection Agreement, by and between Rouse and Hocker, substantially in the form of Exhibit D attached hereto, as the same may be amended, modified, restated or extended from time to time.
“TMP” or “Tax Matters Partner” shall have the meaning set forth in Section 6.7.
“Transfer” (and corresponding grammatical variations thereof) when used as a noun, shall mean any direct or indirect sale, assignment, pledge, hypothecation, encumbrance, transfer, exchange, gift or attempt to create or grant a security interest. “Transfer” (and corresponding grammatical variations thereof) when used as a verb, shall have a correlative meaning.
“Treasury Regulation” or “Treas. Reg.” shall mean the regulation (s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation (s).
“Trustee” shall have the meaning set forth in Section 7.1.

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“TUP 130 LLC Agreement” shall mean that certain Limited Liability Company Agreement of TUP 130 Parent, LLC, dated as of the date hereof, as the same may be amended, modified, restated or extended from time to time.
“TUP 430 LLC Agreement” shall mean that certain Limited Liability Company Agreement of TUP 430 Parent, LLC, dated as of the date hereof, as the same may be amended, modified, restated or extended from time to time.

XII.    MISCELLANEOUS
12.1    Notices. All notices to the Company shall be sent to the Company’s principal office by either (i) registered or certified mail, return receipt requested; (ii) nationally recognized overnight express courier; (iii) hand delivery, provided a written receipt therefor is obtained; or (iv) facsimile, with the successful fax transmission confirmed by a printed report. All notices to the Members shall be sent addressed to each Member c/o the address set forth under each Member’s signature below or as may be specified by a Member from time to time in a notice to the Company. All notices shall be deemed given or served upon the earlier of (i) receipt, (ii) one (1) Business Day following deposit with a nationally recognized overnight express courier, or (iii) two (2) Business Days following deposit in the United States certified or registered mail, postage prepaid, properly addressed and return receipt requested.
12.2    Waiver. Each of the Members hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Company property or to compel any sale or appraisal thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisal of the Company assets, provision for which is made in the laws of the State of Delaware, or an account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisal of Company assets, are hereby waived and dispensed with.
12.3    Arbitration. Whenever this Agreement provides that a dispute shall be resolved by “Arbitration”, the dispute to be resolved will be adjudicated and resolved by binding arbitration in accordance with the then current expedited procedures provisions of the Construction Industry Arbitration Rules of the American Arbitration Association (“Arbitration”). No Member shall institute any arbitration proceedings unless, at least five (5) days prior thereto, such Member has furnished notice of intent to do so and a detailed statement as to the basis for such proceedings. The Arbitration will be held at the regional office of the American Arbitration Association located in New York City before a single arbitrator chosen from a panel of persons knowledgeable in the field of construction and development. If the parties fail to reach mutual agreement concerning the selection of the arbitrator within five (5) days after the proceeding is instituted, then the arbitrator shall be designated by the American Arbitration Association. The award, order or judgment pursuant to the Arbitration shall be final, nonappealable and binding upon the Members, and may be entered and enforced in any court of competent jurisdiction.

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12.4    Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not set forth or expressly referred to herein or therein.
12.5    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.
12.6    Binding Nature. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members and their successors and assigns.
12.7    Invalidity. In the event that any provision of this Agreement shall be held to be invalid, the validity of the remaining provisions of the Agreement shall not in any way be affected thereby.
12.8    Counterparts. This Agreement and any amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart may be deemed to be a signature to and may be appended to any other counterpart.
12.9    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
12.10    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. References to days shall mean calendar days, not Business Days, unless otherwise specified; provided, however, that if the last day to perform any act under this Agreement falls on a day that is not a Business Day, the time for performance shall automatically be extended to 5:00 p.m. Eastern Standard Time on the following Business Day.
{Signatures on following page}

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IN WITNESS WHEREOF, the Members have duly executed this Agreement as of the date first above written.

ROUSE RPI TUPELO VACANT, LLC, a Delaware limited liability company

By /s/ Susan Elman Name: Susan Elman Title: Executive Vice President
Address:

1114 Avenue of the Americas, Suite 2800
New York, New York 10036
Attention: General Counsel

With a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Alan S. Weil, Esq.

[signatures continued on next page]

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HOCKER

DAVID E. HOCKER, an individual

/s/David E. Hocker	c/o David Hocker & Associates 1901 Frederica Street Owensboro, Kentucky 42301 Attention: Scott D. Hornaday, Esq.

With a copy to:

C. Christopher Trower
3159 Rilman Road, N.W.
Atlanta, Georgia 30327

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TALMAGE

D. TALMAGE HOCKER, an individual
/s/ D. Talmage Hocker
Address: c/o The Hocker Group, LLC 4360 Brownsboro Road, Suite 212 Louisville, Kentucky 40207 Attention: D. Talmage Hocker

With a copy to:

Middletown Reutlinger
4965 US Highway 42, Suite 2800
Louisville, Kentucky 40222 Attention: Christopher M. George

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PULLIAM

MARK PULLIAM, an individual
/s/ Mark Pulliam
Address: Mark Pulliam 907 Colonel Anderson Parkway Louisville, Kentucky 40222

[signatures continued on next page]

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EXHIBIT A
Intentionally Omitted

Exhibit A-1
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EXHIBIT B
PROPERTY
COMPANY ASSETS

The real property marked as “TUP 330 (Vacant outlots)” on the attached site plan.

Exhibit B-1
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EXHIBIT C
Form of Proposed Annual Budget
[See attached]

Exhibit C-1
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EXHIBIT D
Form of Tax Protection Agreement
[See attached]

Exhibit D-1
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1.FORM OF TAX PROTECTION AGREEMENT
THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of [•], by and among ROUSE PROPERTIES, INC., a Delaware corporation (the “REIT”), ROUSE PROPERTIES, LP (the “Partnership”), and each Protected Partner identified as a signatory on Schedule 2.1(a), as amended from time to time.
WHEREAS, the Partnership directly or indirectly owns certain assets that previously were owned by one or more Protected Partners and/or entities in which they owned an interest;
WHEREAS, the Protected Partners own limited partnership interests in the Partnership (“Units”) that were acquired by them as of the date hereof in exchange for interests, directly or indirectly, in assets now owned by the Partnership, including the Protected Properties (as hereinafter defined);
WHEREAS, if one or more of the Protected Properties (or interests therein) were to be sold or otherwise disposed of in a taxable transaction, the Protected Partners would be allocated gain for federal income tax purposes;
WHEREAS, the REIT, directly or indirectly controls the Partnership’s general partner;
WHEREAS, the parties desire to enter into this Agreement regarding certain tax matters related to Protected Properties and the tax positions of the Protected Partners, including their agreement regarding amounts that may be payable by the Partnership to the Protected Partners as a result of certain actions being taken by the Partnership regarding the disposition, directly or indirectly, of interests in the Protected Properties and certain debt obligations of the Partnership and its subsidiaries.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

•	DEFINITIONS
To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).
“Accounting Firm” has the meaning set forth in Section 4.2.
“Agreement” has the meaning set forth in the recitals.
“Closing Date” means the date hereof.
“Code” means the Internal Revenue Code of 1986, as amended.

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“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.
“Credit Agreement” has the meaning set forth in Section 9.13.
“Deficit Restoration Obligation” or “DRO” means a written obligation by the Protected Partner to restore or repay any deficit balance in its “Capital Account” pursuant to the Partnership Agreement.
“Excess Payment” has the meaning set forth in Section 4.4.
“Guarantee Agreement” has the meaning set forth in Section 3.2.
“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.
“Guaranteed Debt” means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.
“IRS” has the meaning set forth in Section 4.2.
“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner’s name, as amended from time to time.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.752-1(a)(2).
“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt as of the Closing Date are set forth on Schedule 3.2 hereto, which may be amended from time to time.
“Partnership” means Rouse Properties, LP, a Delaware limited partnership.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Rouse Properties, LP, dated as of [__], 2014, and as the same may be further amended in accordance with the terms thereof.
“Partnership Interest Consideration” has the meaning set forth in Section 2.3.
“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code (including, without limitation, the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and -(b)(4)(i) as a result of revaluations of assets of the Partnership) in the event of the sale of a Protected Property in a fully taxable transaction (after taking into account any adjustments under

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Section 743 of the Code, but excluding such Protected Partner’s corresponding share of “book gain,” if any, accruing after the Closing Date). The initial maximum amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold a Protected Property in a fully taxable transaction on the Closing Date, for consideration equal to the Section 704(c) Value of such Protected Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. Gain that would be allocated to a Protected Partner upon a sale of a Protected Property that is “book gain” attributable either (i) to appreciation in the value of the Protected Properties following the Closing Date or (ii) to gain resulting from reductions in the “book value” of the Protected Property following the Closing Date would not be considered Protected Gain. (As used in this definition, “book gain” is any gain arising or accruing after the Closing Date that would not be required under Section 704(c) of the Code and the applicable regulations (including the regulations referenced upon under Section 704(b) of the Code in connection with revaluations of the assets of the Partners) to be specially allocated to the Protected Partners as a result of their indirect ownership of an interest in the Protected Property immediately prior to its (direct or indirect) acquisition by the Partnership.)
“Protected Partner” means those persons set forth on Schedule 2.1(a) hereto as “Protected Partners” and their permitted successors and assignees who acquire Units from a Protected Partner in a transaction in which gain or loss is not recognized in full and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.
“Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(b) hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Partnership directly or indirectly acquires that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein. For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized in full, and if the acquiring entity’s disposition of such Protected Property would cause the Protected Partners to recognize gain or loss as a result thereof, such Protected Property (including any interest in such entity acquired directly or indirectly by the Partnership in connection therewith) shall still be subject to this Agreement.
“Qualified Guarantee” has the meaning set forth in Section 3.2.
“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.
“REIT” means Rouse Properties, Inc., a Delaware corporation.
“Section 704(c) Value” means the fair market value of each Protected Property as of the Closing Date, as agreed to by the Partnership [and David E. Hocker] on behalf of the Protected Partners and as set forth next to each Protected Property on Schedule 2.1(b) hereto, as applicable. The Partnership shall initially carry each Protected Property on its books as of the Closing Date

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at a value equal to the Section 704(c) Value of such Protected Property determined as set forth above.
“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.
“Successor Partnership” has the meaning set forth in Section 2.2.
“Tax Protection Period” means the period commencing on the Closing Date (or, if later, August [__], 2017) and ending at 12:01 AM on August [__], 2024.
“Tax Claim” has the meaning set forth in Section 7.1
“Tax Proceeding” has the meaning set forth in Section 7.1.
“Units” means [___] units of limited partnership interest of the Partnership, as described in the Partnership Agreement.

•	DISPOSITIONS OF PROTECTED PROPERTIES
Disposition of Protected Properties. The REIT and the Partnership agree for the benefit of each Protected Partner, for the term of the Tax Protection Period, that in the event that the Partnership, directly or indirectly sells, exchanges, transfers, or otherwise disposes of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain, the provisions of Article 4 shall apply and the Partnership shall make the payments to the Protected Partners provided for in Article 4.
Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the rights of the Protected Partners with respect thereto under Article 4 shall extend to:
any direct or indirect disposition by a Subsidiary of any Protected Property or any interest therein;
any direct or indirect disposition by the Partnership of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder (determined taking into account the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and -(b)(4)(i) as a result of revaluations of assets of the Partnership);
any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder; and
any merger or consolidation of the Partnership or a Subsidiary with or into another entity unless all of the conditions set forth in Section 2.3 below are met.

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Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or a Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.
Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in Section 2.1, the Partnership or a Subsidiary may dispose of any Protected Property (or any interest therein), and Article 4 shall not apply with respect thereto, if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result (in the year of such disposition) in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that:
in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4)) shall be considered subject to Section 2.1 and Article 4; and
in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by a Protected Partner (or for which a Protected Partner otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of the Partnership that both is more than 50% owned, directly or indirectly by the Partnership and is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period shall not have expired, the Partnership shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.4 treating such events as a repayment of the Guaranteed Debt).
Merger Transactions. Any merger or consolidation of the Partnership or any Subsidiary, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner recognizing part or all of the Protected Gain shall be deemed to be a disposition of the Protected Properties for purposes of Section 2.1, and Article 4 shall fully apply, except as expressly provided in this Section 2.3.

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In the event of a merger or consolidation of the Partnership (or any Subsidiary) and a Successor Partnership that does not result in Protected Partners being required to recognize all of the Protected Gain, the Successor Partnership must have agreed in writing for the benefit of the Protected Partners that all of the restrictions contained in this Agreement shall continue to apply, including but not limited to, those with respect to each Protected Property, in order for such merger or consolidation not to be reconsidered to have resulted in the recognition by the Protected Partners of all of their Protected Gain as a result thereof.
This Section 2.3, Section 2.1 and Article 4 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation to which the Partnership or the REIT is a party and in connection with which all of the following requirements are satisfied:
the Protected Partner is offered either:
cash or property treated as “money” pursuant to Section 731 of the Code (“Cash Consideration”) or
partnership interests in a partnership that would be treated as the continuing partnership under the principles of Section 708 of the Code and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes and which partnership interests have a fair value, per Unit, equal to the greater of (i) the value that the Protected Partner would have received on the date of such merger or consolidation had such Protected Partner chosen to exercise its redemption rights under Section 8.6 of the Partnership Agreement immediately prior to such date or (ii) the amount per share (adjusted to take into account all adjustments that would result in an adjustment to the “Conversion Factor” under the Partnership Agreement) to be paid to the shareholders of the REIT in connection with such merger or consolidation (“Partnership Interest Consideration”);
the Protected Partner has the ability to elect to receive solely Partnership Interest Consideration in exchange for his Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement;
no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration;
any Successor Partnership in such merger or consolidation shall have complied with the preceding paragraph of this Section 2.3; and
the Protected Partner elects to receive Cash Consideration.
In the event of a voluntary, actual disposition by a Protected Partner of Units in connection with a merger, consolidation or other transaction involving the Partnership that does not comply with the conditions in the prior paragraph, then Section 2.1 and Article 4 shall be considered to apply to such disposition.

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In addition, if (1) there is a merger, consolidation or other transaction involving the REIT that results in the shares of the REIT (or any successor to the REIT) not being considered to be traded on the New York Stock Exchange, and (2) there is an actual disposition by a Protected Partner of Units in connection with or immediately prior to such a merger, consolidation or other transaction (including through exercise of the “Redemption Right” provided for in the Partnership Agreement), then Section 2.1 and Article 4 shall be considered to apply to such disposition unless, immediately following such merger, consolidation or other transaction involving the REIT, the Units (or any partnership interests received in exchange therefor) held by the Protected Partner would be considered to have a fair value, per Unit (determined including rights to liquidity comparable to those provided under Section 8.6 of the Partnership Agreement), equal to the amount per share (adjusted to take into account all adjustments that would result in an adjustment to the “Conversion Factor” under the Partnership Agreement) to be paid to the shareholders of the REIT in connection with such merger or consolidation.

•	ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY AND DEFICIT RESTORATION OBLIGATIONS
Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner, at the Protected Partner’s option, the opportunity either (i) to enter into Qualified Guarantees of Qualified Guarantee Indebtedness or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for Protected Partners to enter into Qualified Guarantees or Deficit Restoration Obligations, to the extent and for so long as is permissible, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Protected Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Protected Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).
Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3, (1) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a guarantee agreement in form and substance agreeable to the Partnership, the REIT and David E. Hocker (the “Guarantee Agreement”) that satisfies the conditions set forth in Sections 3.2(i) and (iii) (a “Qualified Guarantee”); (3) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the debt

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to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their partnership interests. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and shall be subject to all of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:
the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;
the fair market value of the collateral against which the lender has recourse pursuant to the terms and conditions of the Guaranteed Debt, determined as of the time the guarantee is entered into by the Partner Guarantor (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (x) the aggregate of the Guaranteed Debt, plus (y) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt;
(A) the executed guarantee must be delivered to the lender; and (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender; and (C) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);
as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation § 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3; and
the obligor with respect to the Guaranteed Debt is the Partnership or an entity (A) which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable), and (B) in which the equity interest of the Partnership in both capital and profits is not less than 50%.

Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the

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requirements set forth in Section 2.2(b) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.2 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity, at the option of the Protected Partner, either (1) to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor or (2) to enter into a DRO in the amount of the original Guaranteed Debt that was guaranteed by such Partner Guarantor.
Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled to include in its basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity, at the option of the Protected Partner, either (A) to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness or (B) to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness or DRO, as applicable, each Partner Guarantor who guarantees such other Qualified Guarantee Indebtedness or enters into a DRO in the amount specified by the Partnership would be entitled to include in its adjusted tax basis for its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.
Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) any such other debt by its terms is subordinate in all respects to the Guaranteed Debt, and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulation § 1.752-2.
Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity, at the option of the Partner Guarantor, either to guarantee Qualified Guarantee Indebtedness or enter into a DRO, the Partnership shall be considered to

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have satisfied its obligation under this Article 3 if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) (i) the Guarantee Agreement or a consent to DRO form, as applicable, to be executed and (ii) a brief letter setting forth (v) the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed (or, in the case of a DRO, the terms of the Partnership recourse debt), (w) a brief description of the collateral for the Qualified Guarantee Indebtedness, (x) a statement of the amount to be guaranteed (or the amount of the DRO), (y) the address to which the executed Guarantee Agreement (or consent to DRO form) must be sent and the date by which it must be received, and (z) a statement to the effect that, if the Protected Partner fails to execute and return such Guarantee Agreement (or consent to DRO form) within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed (or that would be subject to the DRO), and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred. If a notice is properly sent in accordance with this Section 3.6, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.
Presumption as to Guarantee Agreement. A Guarantee Agreement that is (A) properly executed by the Partner Guarantor and the lender and (B) delivered to the lender shall be conclusively presumed to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:
there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3 or that are otherwise permitted pursuant to Section 3.2);
the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;
the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and
none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or

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shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.
Notwithstanding the foregoing, if, due to a change in tax law or regulation (including administrative interpretations thereof) after the date hereof, either the Partnership determines or a Protected Partner is advised by counsel, that there is a material risk that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or such Protected Partner, at its option shall be offered the opportunity to enter into a DRO, in an amount equal to such Guaranteed Amount so that the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law. For the avoidance of doubt, each Protected Partner hereby acknowledges and agrees that the Partnership shall not be treated as violating this Article 3 to the extent that, after such a change of tax law or regulation (including administrative interpretations thereof), the allocation of Partnership indebtedness for tax purposes to the Protected Partner may not be achieved due to the unwillingness of such Protected Partner either to provide a guarantee or similar instrument that complies with the new rules or interpretations (where both such guarantee or similar instrument and the indebtedness being guaranteed is otherwise consistent to the maximum extent permitted by such new rules or interpretations with the provisions of this Article 3) or to enter into a DRO pursuant to Section 3.8; provided, however, that the Partnership’s obligations as set forth in the last sentence of Section 3.1 shall continue to apply. Any cost and expenses incurred as a result of such a change in tax law or regulation (including administrative interpretations thereof) shall be borne equally by the Partnership on the one hand and the relevant Protected Partner on the other hand.
Deficit Restoration Obligation. In the event a Protected Partner has elected to enter into a DRO, the Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to or greater than the sum of the total amount of the DRO of all Protected Partners (plus, the total amount of the DRO, if any, of other partners in the Partnership). Except as required by a change in law or regulation (or administrative interpretations thereof), the deficit restoration obligation evidenced thereby shall be presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the amount of the DRO of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to the aggregate amounts of the DRO of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such deficit restoration obligation are

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met. For the avoidance of doubt, the purpose of this Section 3.8 is not to require the Partnership to incur or increase the amount of “recourse” indebtedness, if any, to which the Protected Properties are subject, provided, however, that the Partnership maintains at the same time sufficient other “recourse” indebtedness to cover the aggregate amounts of the DRO of all partners of the Partnership.
Additional Guarantee and DRO Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness. This Section 3.9 shall not obligate the Partnership to incur additional indebtedness.

•	REMEDIES
Remedies. In the event that the Partnership engages in a transaction described in Section 2.1, 2.3 or 2.4 or the Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay, without duplication, to such Protected Partner as damages, an amount equal to:
in the case of a violation of Article 3, the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner by reason of such breach;

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in the case of a transaction described in Section 2.1, 2.3 or 2.4 or a violation of Article 2, the aggregate federal state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred with respect the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the Partnership Agreement;
plus in the case of either (a) or (b), an additional amount equal to the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) payable by the Protected Partner as a result of the receipt of any payment required under this Section 4.1 (including any tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment).
For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.
Process for Determining Payments Required Under this Article 4. If the Partnership or a Subsidiary engages in a transaction described in Sections 2.1, 2.3 or 2.4 or breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership or a Subsidiary engaged in a transaction described in Sections 2.1, 2.3 or 2.4 or breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such transaction, breach or violation and the amount of payments or damages, if any, payable to such Protected Partner under Section 4.1 (and to the extent applicable, Sections 4.4 and/or 4.5). If any such disagreement cannot be resolved by the Partnership and such Protected Partner within, as applicable, sixty (60) days after the receipt of notice from the Partnership of such transaction or breach pursuant to Section 4.3 and the amount of income to be recognized by reason thereof, (ii) 60 days after the receipt of a notice from the Protected Partner that the Partnership or a Subsidiary engaged in a transaction described in Sections 2.1, 2.3 or 2.4 or breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner and the payment required to be made to such Protected Partner under Section 4.1 as a result of the transaction or breach, (iii) 10 days following the date that the Partnership notifies the Protected Partner of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 7.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Partnership and the Protected Partner shall jointly retain a nationally recognized independent “Big Four” public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously

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as possible all points of any such disagreement (including, without limitation, whether a transaction described in Sections 2.1, 2.3 or 2.4 has occurred or a breach of any of the covenants set forth Article 2 or Article 3 has occurred and, if so, the amount of payment or damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1 (and to the extent applicable, Section 4.4). All determinations made by the Accounting Firm with respect to any transaction described in Sections 2.1, 2.3 or 2.4 or the resolution of any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of payments or damages payable to the Protected Partner under Section 4.1 (and to the extent applicable, Section 4.4) shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is less than 95% of the amount than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.
In the case of any Tax Claim or Tax Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 7.2, the amount of taxes due to the Internal Revenue Service (the “IRS”) or any other taxing authority shall, to the extent that such taxes relate to matters covered in this Agreement, be presumed to be an amount payable pursuant to this Agreement, and the amount payable pursuant to this Agreement shall be increased by any interest and penalties required to be paid by the Protected Partner with respect to such taxes (other than interest and penalties resulting from a failure of the Protected Partner to timely and properly file any tax return or to timely pay any tax, unless such failure resulted solely from the Protected Partner reporting and paying its taxes in a manner consistent with the Partnership) so that the amount of the payment under Section 4.1 shall not be less than the amount required to be paid to the IRS or any other taxing authority with respect to matters covered in this Agreement.
Required Notices; Time for Payment. In the event that there has been a transaction described in Sections 2.1, 2.3 or 2.4 or a breach of Article 2 or Article 3, the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Schedule K-1’s to the Partnership’s federal income tax return as required in accordance with Section 7.4 below. All payments required under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment

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from the partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time. In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.
Additional Damages for Breaches of Section 2.2(b), Section 3.2 and/or Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 2.2(b) and Section 3.2(i), (ii) and/or (iii) and a Protected Partner is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 4.1, required to be paid by such Protected Partner by reason of Section 4.4 becoming operative (for example, because the breach by the Partnership and this Section 4.4 caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected Protected Partner pursuant to Treasury Regulations § 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4.

•	SECTION 704(C) METHOD AND ALLOCATIONS
Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code, including, without limitation, allocations required in connection with the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and -(b)(4)(i) as a result of revaluations of assets of the Partnership (with no “curative allocations” to offset the effects of the “ceiling rule,” including upon any sale of a Protected Property).

•	ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752
Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Tax Protection Period (and to the extent arrangements have been entered into pursuant to Section 3.9, for so long thereafter as such arrangements are in effect) that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations § 1.752-3) pursuant to Treasury Regulation § 1.752-2 equal to such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 3.1 hereto and as may be

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reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as IRS Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the IRS (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).
Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith, based upon the advice of counsel recognized as expert in such matters or a nationally recognized public accounting firm, that it is not at least “more likely than not” that such allocation would be sustained upon review in a court having jurisdiction over such matters or that there has been a judicial determination in a proceeding to which the Partnership is a party and as to which the Protected Partners have been allowed to participate as and to the extent contemplated in Article 7 to the effect that such allocations are not correct. In no event shall this Section 6.2 be construed to relieve the Partnership from any liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.
Cooperation in the Event of a Required Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.

•	TAX PROCEEDINGS
Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes or tax calculations against the Protected Partners or the Partnership that could result in liability under this Agreement (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) the resolution of which could result in liability under this Agreement, then the REIT or the Partnership, as applicable shall promptly (but in no event later than 20 business days after receipt of such notice) notify the Protected Partners of such Tax Claim or Tax Proceeding. In the case of a notification of a Tax Claim or Tax Proceeding received by any Protected Partner, or any notice of any current or future audit, examination, investigation or other proceeding received by a Protected Partner that involves or could involve a matter covered in this Agreement, the

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Protected Partner shall promptly notify the Partnership of such Tax Claim, Tax Proceeding, or other notice, but in no event later than 20 business days after receipt of such notice.
Control of Tax Proceedings. The REIT, as the sole owner of the general partner of the Partnership shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner without the prior written consent of the Protected Partner which shall not be unreasonably conditioned, delayed or denied (and shall not be denied to the extent that any taxes required to be paid by the Protected Partners as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4 and the Partnership and the REIT agree in connection with such settlement or consent, to make such required payments); provided further that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Tax Proceeding or Tax Claim could, directly or indirectly, affect (adversely or otherwise) the Protected Partners and that the Protected Partners shall have the right to review and comment on any and all submissions made to the IRS, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that the Partnership will consider such comments in good faith. The Protected Partners shall have the right to participate in any such Tax Proceeding or Tax Claim at their own expense.
Timing of Tax Returns; Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as practicable each year, the IRS Forms K-1 that the Partnership is required to deliver to such Protected Partners with respect to the prior taxable year. In addition, the Partnership agrees to provide to the Protected Partners, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to each Protected Partner and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

•	AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS
Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.
Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

•	MISCELLANEOUS
Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and

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filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
Representations and Warranties Regarding Authority; Noncontravention.
Representations and Warranties of the REIT and the Partnership. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency

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laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.
Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.
Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):
if to the Partnership or the REIT, to:
c/o Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY 10110
Attention: General Counsel
if to a Protected Partner, to the address on file with the Partnership.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

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Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of [Delaware], without regard to the choice of law provisions thereof.
Consent to Jurisdiction; Enforceability.
This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of []. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.
Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
[Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.]
Subordination to Payments Under Credit Agreement. In the event that under the [any current credit agreement of the Partnership, by and among the Partnership, [bank], and the other lenders that are or become parties thereto (the “Credit Agreement”), [the “obligations” (as defined in the Credit Agreement)] of the Partnership shall have been accelerated pursuant to Section [__] of the Credit Agreement, the rights of the Protected Partners to any further payments under this Agreement shall be subordinated to the prior payment in full of the [“obligations”] of the Partnership that have been accelerated.
[Signature page follows.]

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IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.
ROUSE PROPERTIES, INC.
a Delaware corporation

By:	_____________
Name:
Title:
ROUSE PROPERTIES, LP
a Delaware limited partnership
By: ROUSE GP, LLC,
its sole General Partner
By:    ROUSE PROPERTIES, INC, its sole owner
Name:
Title:David E. Hocker, for himself and on behalf
of all other Protected Partners:

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SCHEDULES AND EXHIBITS TO THE TAX PROTECTION AGREEMENT

Schedule 2.1(a)	List of Protected Partners

Schedule 2.1(b)	Protected Properties and Estimated Initial Protected Gain for Protected Partners

Schedule 3.1	Minimum Liability Amount

Schedule 3.2	Partner Guarantors and Guaranteed Debt

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SCHEDULE 2.1(a)
LIST OF PROTECTED PARTNERS
[David E. Hocker]

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SCHEDULE 2.1(b)
PROTECTED PROPERTIES AND ESTIMATED INITIAL PROTECTED GAIN FOR PROTECTED PARTNERS

PROTECTED PARTNER	PROTECTED PROPERTY	SECTION 704(C) VALUE
[David E. Hocker]

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SCHEDULE 3.1
MINIMUM LIABILITY AMOUNT

PROTECTED PARTNER	MINIMUM LIABILITY AMOUNT
[David E. Hocker]

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SCHEDULE 3.2
PARTNER GUARANTORS AND GUARANTEED DEBT

PARTNER GUARANTOR	DOLLAR AMOUNT SHARE OF THE GUARANTEED AMOUNT
[David E. Hocker]

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EXHIBIT E
Intentionally Omitted

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EXHIBIT F
Capital Plan
[See attached]

Exhibit F-1
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APPENDIX A
TAX MATTERS
This Appendix is attached to and is a part of the Limited Liability Company Agreement of TUP 130 Parent, LLC (the “Company”). The provisions of this Appendix are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b) (2) (iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly.
DEFINITIONS
1.01    Definitions. For purposes of this Appendix, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.
“Account Reduction Item” means (i) any adjustment described in Treas. Reg. Section 1.704-1(b) (2) (ii) (d) (4); (ii) any allocation described in Treas. Reg. Section 1.704-1(b) (2) (ii) (d) (5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction; or (iii) any distribution described in Treas. Reg. Section 1.704-1(b) (2) (ii) (d) (6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution .
“Adjusted Capital Account Balance” means a Member’s Capital Account balance increased by the sum of (i) such Member’s share of Company Minimum Gain and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain.
“Adjusted Fair Market Value” of an item of Company property means the greater of (i) the fair market value of such property as determined by the Managing Member or (ii) the amount of any non-recourse indebtedness to which such property is subject within the meaning of Section 7701(g) of the Code.
“Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. Section 1.704-1(b) (2) (iv) as reflected in Articles II and III of this Appendix, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.
“Book Value” means, with respect to any item of Company property, the book value of such property within the meaning of Treas. Reg. Section 1.704-1(b) (2) (iv) (g) (3).
“Capital Account” means the capital account of a Member maintained in accordance with Article III of this Appendix.
“Code” means the Internal Revenue Code of 1986, as amended. References to specific Sections of the Code shall be deemed to include references to corresponding provision of succeeding internal revenue law.

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“Company Minimum Gain” means partnership minimum gain determined pursuant to Treas. Reg. Section 1.704-2(d).
“Excess Deficit Balance” means the amount, if any, by which the balance in a Member’s Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg. Section 1.704-1(b) (2) (ii) (c), Treas. Reg. Section 1.704-1(b) (2) (ii) (h), Treas. Reg. Section 1.704-2(g) (1), or Treas. Reg. Section 1.704-2(i) (5). Solely for purposes of computing a Member’s Excess Deficit Balance, such Member’s Capital Account shall be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such taxable year.
“Excess Nonrecourse Liabilities” means excess non-recourse liabilities within the meaning of Treas. Reg. Section 1.752-3(a) (3).
“Exculpatory Liability” means a liability that is recourse to the Company as an entity, and for which no Member or Related Person bears the economic risk of loss under Treas. Reg. Section 1.752-2.
“Member Nonrecourse Debt” means any liability of the Company to the extent that (i) the liability is non-recourse for purposes of Treas. Reg. Section 1.1001-2 and (ii) a Member or a Related Person bears the economic risk of loss under Treas. Reg. Section 1.752-2.
“Member Nonrecourse Debt Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt pursuant to Treas. Reg. Section 1.704-2(i)(2).
“Member Nonrecourse Deduction” means any item of Book loss or deduction that is attributable to a Member Nonrecourse Debt pursuant to Treas. Reg. Section 1.704-2(i).
“Member Nonrecourse Distribution” means a distribution to a Member that is allocable to a net increase in such Member’s share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. Section 1.704-2(i)(6).
“Nonrecourse Deduction” means a non-recourse deduction determined pursuant to Treas. Reg. Section 1.704-2(c).
“Nonrecourse Distribution” means a distribution to a Member that is allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. Section 1.704-2(h)(2).
“Partially Adjusted Capital Account” means, as to each Member as of the end of the applicable period for which the calculation is to be made, the Capital Account of such Member as of the beginning of the applicable period, adjusted as provided for elsewhere in this Agreement for all contributions and all distributions made as to the period ending on the last day of the applicable period and for any allocations to be made for the applicable period pursuant to Sections 3.02, 3.03, 3.04(a), and 3.04(b) of Article III of Appendix A, but before making any allocations pursuant to Section 5.1.

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“Regulatory Allocation” means (i) any allocation made pursuant to Section 3.04(a) to the extent that such allocation is attributable to a prior distribution that is treated as a Nonrecourse Distribution (after taking into account Section 5.03(a); (ii) any allocation made pursuant to Section 3.04(b) to the extent that such allocation is attributable to a prior distribution that is treated as a Member Nonrecourse Distribution (after taking into account Section 5.02(b); (iii) any reallocation made pursuant to Section 3.04(d) or (e); or (iv) any allocation or reallocation made pursuant to Section 3.05.
“Related Person” means, with respect to a Member, a person that is related to such Member pursuant to Treas. Reg. Section 1.752-4(b).
“Revaluation Event” means (i) a liquidation of the Company (within the meaning of Treas. Reg. Section 1.704-1(b) (2) (ii) (g); or (ii) a contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member where such contribution or distribution alters the Percentage Share of any Member.
“Section 705(a) (2) (B) Expenditures” means non-deductible expenditures of the Company that are described in Section 705(a) (2) (B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in Section 705(a) (2) (B) of the Code pursuant to Treas. Reg. Section 1.704-1(b) (2) (iv) (i).
“Section 751 Property” means unrealized receivables and substantially appreciated inventory items within the meaning of Treas. Reg. Section 1.751-1(a) (1).
“Target Balance” means, as to each Member, as of the end of the applicable period for which the calculation is to be made, a balance in such Member‘s Capital Account equal to the amount such Member would receive in liquidation of the Company if all the assets of the Company were sold (on the last day of the applicable period) for their respective Book Values and the proceeds of such sale, including any cash on hand, were applied pursuant to Section 7.2(b) (herein referred to as a “Hypothetical Liquidation Event”), said balance then reduced by the amount of income, and gain, or items thereof, that would be allocated to such Member pursuant to Sections 3.04(a) and 3.04(b) of Article III of Appendix A upon the occurrence of a Hypothetical Liquidation Event and further reduced by the amount (if any) such Member would be required to contribute to the Company. In addition, in calculating a Hypothetical Liquidation Event the effect of satisfaction of any liabilities of the Company which are either Nonrecourse Liabilities or Partner Nonrecourse Debt, such liability satisfaction shall be limited to the Book Value of the assets securing each such liability.
“Tax Basis” means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.

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“Treasury Regulation” or “Treas. Reg.” means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

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ARTICLE II

CAPITAL ACCOUNTS
2.01    Maintenance. (a) A Capital Account shall be maintained for each Member in accordance with this Article II.
(b)    Each Member’s Capital Account shall from time to time be increased by:
(i)    the amount of money contributed by such Member to the Company including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases other changes in such Member’s share of Company liabilities pursuant to Section 752 of the Code);
(ii)    the fair market value of property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code);
(iii)    allocations to such Member of Company Book income and gain (or the amount of any item or items of income or gain included therein);
(iv)    upon the revaluation of Company property pursuant to Section 2.02(a), the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and
(v)    upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a), the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.
(c)    Each Member’s Capital Account shall from time to time be reduced by:
(i)    the amount of money distributed to such Member by the Company (including the amount of such Member’s individual liabilities for which the Company becomes liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding other changes in such Member’s share of Company liabilities pursuant to Section 752 of the Code);
(ii)    the fair market value of property distributed to such Member by the Company(net of any liabilities secured by such property that such Member is considered to assume or take subject to pursuant to Section 752 of the Code);
(iii)    allocations to such Member of Company Book loss and deduction (or items thereof);

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(iv)    upon the revaluation of Company property pursuant to Section 2.02(a), the Book loss (if any) that would have been allocated to such Member is such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and
(v)    upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a), the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.
(d)    The Company shall make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provision of Treas. Reg. Section 1.704-1(b) (2) (iv).
2.02    Revaluation of Company Property.
(a)    Upon the occurrence of a Revaluation Event, all Company property (whether tangible or intangible) shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to the Revaluation Event, and the Capital Accounts of the Members shall be adjusted in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f). If the Company owns property that is an interest in an entity treated as a partnership for federal income tax purposes, such entity shall not itself be subject to a revaluation of its property by reason of a Revaluation Event at the Company level.
(b)    Upon the dissolution of the Company or the distribution of Company property to a Member under circumstances not constituting a Revaluation Event, such property shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution.
2.03    Transfers of Interests.
(a)    Upon the transfer of a Member’s entire interest in the Company, the Capital Account of such Member shall carry over to the transferee.
(b)    Upon the transfer of a portion of a Member’s interest in the Company, the portion of such Member’s Capital Account attributable to the transferred portion shall carry over to the transferee. In the event that the document effecting such transfer specifies the portion of such Member’s Capital Account to be transferred, such portion shall be deemed to be the portion attributable to the transferred portion of such Member’s for purposes of this Section 2.04(b).
ARTICLE III

ALLOCATION OF BOOK INCOME AND LOSS
3.01    Book Income and Loss.
(c)    The Book income or loss of the Company for purposes of determining allocations to the Capital Accounts of the Members shall be determined in the same manner as the

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determination of the Company’s taxable income, except that (i) items that are required by Section 703(a) (1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income, and related deductions that are disallowed under Section 265 of the Code shall be treated as Book deductions; (iii) Section 705(a) (2) (B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Company property shall be determined by reference to the Book Value of such item of property; and (v) the effects of upward and downward revaluations of Company property pursuant to Section 2.02 shall be treated as gain or loss respectively from the sale of such property.
(d)    In the event that the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion, or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion, or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property. If the Tax Basis of such property is zero, the Book depreciation, depletion, or amortization with respect to such property shall be computed by using a method consistent with the requirements of the Treas. Reg. Section 1.704-1(b)(2)(iv).
(e)    Allocations to the Capital Accounts of the Members shall be based on the Book income or loss of the Company as determined pursuant to this Section 3.01. Such allocations shall be made as provided in the Agreement except to the extent modified by the provisions of this Article III.
(f)    For purposes of applying Section 5.1 of the Agreement, Book income and gain and Book loss and deduction shall not include items allocated pursuant to Sections 3.02, 3.03, 3.04(a) and 3.04(b) of this Article III, Appendix A.
3.02    Allocation of Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, Nonrecourse Deductions shall be allocated among the Members in accordance with the Members’ Percentage Shares.
3.03    Allocation of Member Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members who bear the economic risk loss for such Member Nonrecourse Debt in accordance with Treas. Reg. Section 1.704-2(i).
3.04    Chargebacks of Income and Gain. Notwithstanding any other provisions of the Agreement:
(a)    Company Minimum Gain. In the event that there is a net decrease in Company Minimum Gain for a taxable year of the Company, then before any other allocations are made for such taxable year, each Member shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(f).

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(b)    Member Nonrecourse Debt Minimum Gain. In the event that there is a net decrease in Member Nonrecourse Debt Minimum Gain for a taxable year of the Company, then after taking into account allocations pursuant to paragraph (a) immediately preceding, but before any other allocations are made for such taxable year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(i) (4).
(c)    Application for Waiver. In the event that the Company determines that the application of the provision of Section 3.04(a) or Section 3.04(b) would cause a distortion in the economic arrangement among the Members, the Managing Member may, on behalf of the Company, request a waiver of the application of either or both of such provisions pursuant to Treas. Reg. Section 1.704-2(f) (4) or Treas. Reg. Section 1.704-2(i) (4).
(d)    Qualified Income Offset. In the event that any Member unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any taxable year after taking into account all other allocations and adjustments under this Agreement other than allocations under Section 3.04(e), then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.
(e)    Gross Income Allocation. If, at the end of any taxable year, the Capital Accounts of any Members have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.
3.05    Reallocation to Avoid Excess Deficit Balances. Notwithstanding any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Member to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Member. Such Book loss or deduction shall be reallocated away from such Member and to the other Members in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Members.
3.06    Corrective Allocation. Subject to the provisions of Sections 3.02, 3.03, 3.04, and 3.05, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Adjusted Capital Account Balances of the Members to the position in which such Adjusted Capital Account Balances would have been if such Regulatory Allocation had not been made (taking into account expected future Regulatory Allocations in such determination).
3.07    Other Allocations.

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(a)    If during any taxable year of the Company there is a change in any Member’s interest in the Company, allocations of Book income or loss for such taxable year shall take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code.
(b)    If and to the extent that any distribution of Section 751 Property to a Member in exchange for property other than Section 751 Property is treated as a sale or exchange of such Section 751 Property by the Company pursuant to Treas. Reg. Section 1.751-1(b) (2), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.
ARTICLE IV

ALLOCATION OF TAX ITEMS
4.01    In General. Except as otherwise provided in this Article IV, all items of income, gain, loss, and deduction shall be allocated among the Members for federal income tax purposes in proportion to the corresponding allocation (if any) for Book purposes pursuant to Section 5.1 or Article III of Appendix A of the Agreement.
4.02    Section 704(c) Allocations. In the event that the Book Value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain, and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with Section 704(c) (1) (A) of the Code and Treas. Reg. Section 1.704-1(b) (4) (i). The Managing Member shall have discretion to determine the appropriate method for making such allocations
4.03    Tax Credit. Tax credits shall be allocated among the Members in accordance with Treas. Reg. Section 1.704-1(b) (4) (ii).
ARTICLE V

OTHER TAX MATTERS
5.01    Excess Nonrecourse Liabilities. For the purpose of determining the Members’ shares of the Company’s Excess Nonrecourse Liabilities pursuant to Treas. Reg. Sections 1.752-3(a) (3) and 1.707-5(a) (2) (ii), and solely for such purpose, the Company will first allocate Excess Nonrecourse Liabilities to each Member to the extent of, and in proportion to, each Member’s respective Code Section 704(c) gain not otherwise taken into account under Treas. Reg. Section 1.752-3(a)(2). Any remaining Excess Nonrecourse Liabilities will be allocated among the Members in accordance with their respective Percentage Shares.
5.02    Exculpatory Liabilities. The Company may (a) treat deductions attributable to Exculpatory Liabilities as deductions that are not Nonrecourse Deductions, and (b) disregard Exculpatory Liabilities in the determination of Company Minimum Gain.
5.03    Treatment of Certain Distributions.

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(a)    In the event that (i) the Company makes a distribution that would (but for this Subsection (a)) be treated as a Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s taxable year in which such distribution occurs; then the Company may treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(h)(3).
(b)    In the event that (i) the Company makes a distribution that would (but for this Subsection (b)) be treated as a Member Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s taxable year in which such distribution occurs; then the Company may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(i)(6).
5.04    Reduction of Basis. In the event that a Member’s interest in the Company may be treated in whole or in part as depreciable property for purposes of reducing such Member’s basis in such interest pursuant to Section 1017(b)(3)(C) of the Code, the Company shall, upon the request of such Member, make a corresponding reduction in the basis of its depreciable property with respect to such Member. Such request shall be submitted to the Company in writing, and shall include such information as may be reasonably required in order to effect such reduction in basis.
5.05    Partnerships. At the request of any Member, the Company will make, to the extent not already in effect, an election under Section 754 of the Code to the extent permitted thereunder. Any Member that is a partnership (or that is treated as a partnership for federal income tax purposes) shall promptly notify the Company in writing upon any of the following occurrences:
(c)    any event, such as a sale or exchange of an interest in such Member, that will result in an adjustment to the basis of the assets of such Member under Section 743(b) of the Code pursuant to an election under Section 754 of the Code;
(d)    any event, such as a distribution of cash or other property by such Member, that will result in an adjustment to the basis of such Member’s assets under Section 734(b) of the Code pursuant to an election under Section 754 of the Code; or
(e)    any event that will result in the termination of such Member as a partnership pursuant to Section 708(b) (1) (B) of the Code.
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SCHEDULE I
PERCENTAGE SHARES AND CAPITAL CONTRIBUTIONS

Member’s Name	Initial Capital Contributions	Percentage Share
RPI Tupelo Vacant, LLC	$357,000.00	51%
David Hocker	$322,000.00	46%
Talmage Hocker	$12,600.00	1.8%
Mark Pulliam	$8,400.00	1.2%

Schedule I
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SCHEDULE II
AFFILIATED TRANSACTIONS

•	The Management Agreement

•	The Consulting Agreement

Schedule II
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